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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

FACET BIOTECH CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(4)	Proposed maximum aggregate value of transaction:
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☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

1400 Seaport Boulevard
Redwood City, California 94063
(650) 454-1000

April 16, 2009

Dear Stockholder:

        You are cordially invited to attend our 2009 annual meeting of stockholders on Tuesday, May 26, 2009, at 9:00 a.m. Pacific Time, or at any subsequent time which may be necessary by any adjournment or postponement of the annual meeting, at our principal executive offices at 1400 Seaport Boulevard, Redwood City, California. The meeting will commence with a discussion and voting on matters set forth in the accompanying Notice of Annual Meeting of Stockholders.

        The notice of annual meeting and proxy statement describe the matters we will consider at the meeting. Your vote is very important. I urge you to vote by mail, telephone or electronic means via the Internet in order to be certain your shares are represented at the meeting, even if you plan to attend in person.

        I look forward to seeing you at our first meeting of stockholders.

Sincerely,

Faheem Hasnain
President and Chief Executive Officer

1400 Seaport Boulevard
Redwood City, California 94063
(650) 454-1000

Notice of Annual Meeting of Stockholders

Dear Stockholder:

        On behalf of our Board of Directors, I cordially invite you to attend the 2009 annual meeting of stockholders of Facet Biotech Corporation, a Delaware corporation (the "Company," "Facet," "we" or "us"), to be held on Tuesday, May 26, 2009, at 9:00 a.m. Pacific Time, or at any subsequent time which may be necessary by any adjournment or postponement of the annual meeting, at our principal executive offices located at 1400 Seaport Boulevard, Redwood City, California, for the following purposes:

  1.
  To elect five directors to hold office until the 2010 annual meeting of stockholders;

  2.
  To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009; and

  3.
  To transact such other business as may properly come before the meeting and any postponement(s) or adjournment(s) thereof.

        If you were a stockholder at the close of business on April 1, 2009, you are entitled to vote at the annual meeting.

        A stockholder, Roderick Wong, has provided notice that he intends to nominate five (5) candidates for election to our five-person Board of Directors at the annual meeting (the "Wong Nominees"), instead of the nominees named in Proposal No. 1. We do not believe that election of Wong Nominees to our Board of Directors is in the best interests of our stockholders.

        OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY WONG OR ANY OTHER PERSONS OR ENTITIES ACTING IN CONCERT WITH HIM (the "Wong Entities").

        Even if you have previously signed a proxy card sent by the Wong Entities or voted by other means, you can revoke your vote by using the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. Only the latest dated proxy you submit will be counted. We urge you to disregard any proxy card sent to you by the Wong Entities or any person other than the Company.

        We urge you to vote your shares by proxy by mail, telephone or online via the Internet as soon as possible, even if you plan to attend the meeting in person, so that your shares may be represented and voted at the annual meeting.

By Order of our Board of Directors

Francis Sarena
Vice President, General Counsel and Secretary

The Company began distributing this notice of annual meeting and enclosed proxy statement and the WHITE proxy card on or about April 16, 2009.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE MEETING OF STOCKHOLDERS TO BE HELD ON MAY 26, 2009: A complete set of proxy materials relating to our annual meeting is available on the Internet. These materials, consisting of the Notice of Annual Meeting, Proxy Statement, Proxy Card and Annual Report, may be viewed at www.facetbiotech.com.

i

Proxy Statement
2009 Annual Meeting of Stockholders

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

1.     Why did I receive this proxy statement?

  This proxy statement and the accompanying WHITE proxy card are being delivered by the Board of Directors (the "Board") of Facet Biotech Corporation ("we," "Facet" or the "Company") in connection with the solicitation of proxies to be voted at the Company's 2009 Annual Meeting of Stockholders (the "annual meeting") to be held on Tuesday, May 26, 2009, at 9:00 a.m. Pacific Time, or at any subsequent time which may be necessary by any adjournment or postponement of the annual meeting. This proxy statement contains important information about the Company, the annual meeting and the proposals to be considered at the annual meeting.

2.     What will the stockholders vote on at the annual meeting?

  Business transacted at the annual meeting is confined solely to the purposes stated in the notice of annual meeting. We are submitting two matters for approval by our stockholders:

  •
  The election of five directors for a term to expire at our 2010 annual meeting of stockholders; and

  •
  The ratification of Ernst & Young LLP as our independent registered public accounting firm for 2009.

3.     How does our Board of Directors recommend that I vote?

  Our Board of Directors recommends that you vote your shares:

    "FOR" the election each of the five director nominees named herein, and

    "FOR" the ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2009.

4.     Who is entitled to vote at the annual meeting?

  Those stockholders who owned shares of our common stock as of the close of business on April 1, 2009, the record date, may vote at the annual meeting. You have one vote for each share of common stock you held on the record date.

5.     What constitutes a quorum for the annual meeting?

  Our bylaws provide that a majority of the outstanding shares of our common stock, whether present in person or by proxy, will constitute a quorum for the annual meeting. As of April 1, 2009, the record date, 24,563,987 shares of common stock were issued and outstanding and if a majority of these shares are present in person or by proxy at the annual meeting, a quorum would be present. Abstentions and broker non-votes are counted as present for determining whether a quorum is present.

6.     How many votes are required for the approval of each item?

  There are differing vote requirements for the two proposals.

  •
  The five nominees for election as directors who receive the most FOR votes will be elected. Only FOR votes will affect the outcome.

  •
  The ratification of the appointment of our independent registered public accounting firm will be approved if a majority of the shares entitled to vote and present at the meeting in person or by proxy vote FOR approval.

  Although broker non-votes are counted for determining whether a quorum exists, broker non-votes are not counted as votes cast with respect to those matters for which the broker did not vote.

7.     What are broker non-votes?

  If you hold your shares in a brokerage account, your broker will ask you how you want to vote your shares. Your broker will vote your shares as you direct. However, if you do not give your broker voting instructions, the broker will be entitled to vote the shares with respect to "discretionary" proposals but will not be permitted to vote the shares with respect to "non-discretionary" proposals (those shares are treated as "broker non-votes").

  If the Wong Entities solicit proxies to elect the Wong nominees to the Board of Directors at the annual meeting, then the election of directors will also be a "non-discretionary" proposal for any brokerage accounts solicited by the Wong Entities. As a result, if your shares are held in "street name" and the Wong Entities provide you with proxy solicitation materials through your broker and you do not provide instructions as to how your shares are to be voted in the election of directors, your shares may be treated as "broker non-votes" and may not be voted in the election of directors. We urge you to provide instructions to your broker or nominee so that your votes may be counted on this important matter. We urge you to vote your shares by following the instructions provided on the enclosed WHITE proxy card and returning the WHITE proxy card to your bank, broker, or other nominee to ensure that your shares will be voted on your behalf.

8.     How do I vote by proxy?

  If you are a stockholder of record, you may vote by proxy by any one of the following methods.

  By mail.    Sign and date each WHITE proxy card you receive and return it in the prepaid envelope. Sign your name exactly as it appears on the proxy. If you are signing in a representative capacity (for example, as an attorney-in-fact, executor, administrator, guardian, trustee, or the officer or agent of a corporation or partnership), please indicate your name and your title or capacity. If the stock is held in custody for a minor (for example, under the Uniform Transfers to Minors Act), the custodian should sign, not the minor. If the stock is held in joint ownership, one owner may sign on behalf of all owners. If you return your signed proxy but do not indicate your voting preferences, we will vote on your behalf for the election of the nominee for director listed below and for the ratification of the appointment of our independent registered public accounting firm.

  By telephone.    If you reside in the United States, Puerto Rico and Canada, you may vote by telephone by following the instructions on the enclosed WHITE proxy card. Voting by telephone has the same effect as voting by mail. If you vote by telephone, do not return your WHITE proxy card by mail. You may vote by telephone until 8:59 p.m., Pacific Time, May 25, 2009.

  By Internet.    You may also vote online by following the instructions set forth in the WHITE proxy card. Follow the instructions on the enclosed WHITE proxy card. Voting online via the Internet has the same effect as voting by mail. If you vote online via the Internet, do not return your WHITE proxy card by mail. You may vote online via the Internet until 8:59 p.m., Pacific Time, May 25, 2009.

  You may revoke your proxy at any time before the annual meeting by (1) notifying the Company's Secretary in writing or (2) delivering a later-dated proxy by telephone, on the Internet, or in writing. If you are a stockholder of record, you may also revoke your proxy by voting in person at the meeting.

9.     How do I vote shares that are held by my broker?

  If you are a stockholder of record, you may vote your shares in person at the annual meeting. However, we encourage you to vote your proxy by mail, by telephone or online via the Internet, even if you plan to attend the annual meeting.

10.   How do I vote in person?

  If you are a stockholder of record, you may vote your shares in person at the annual meeting. Even if you plan to attend the annual meeting, we encourage you to vote your proxy online via the Internet by following the instructions on the Notice, or, if you chose to receive printed copies of the proxy materials, by mail or by telephone.

11.   What does it mean if I receive more than one proxy card?

  If you received more than one WHITE proxy card, it means that you hold shares in more than one account. To ensure that all your shares are voted, sign and return each WHITE proxy card. Alternatively, if you vote by telephone or online via the Internet, you will need to vote once for each WHITE proxy card and voting instruction card you receive.

12.   What should I do if I receive a proxy card from the Wong Entities?

  A stockholder, Roderick Wong, has provided notice that he intends to nominate the Wong Nominees as directors at the annual meeting, instead of the nominees named in this proxy statement. You may receive proxy solicitation materials from the Wong Entities, including an opposition proxy statement and proxy card. OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE BOARD'S NOMINEES ON THE ENCLOSED WHITE PROXY CARD AND URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO YOU BY THE WONG ENTITIES. Even if you have previously signed a proxy card sent by the Wong Entities, you have the right to change your vote by following the instructions on the enclosed WHITE proxy card to vote by telephone, by Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided. We urge you to disregard any proxy card sent to you by the Wong Entities or any person other than the Company.

13.   Who will bear the cost of soliciting proxies for the annual meeting?

  We will pay for the costs of producing and distributing this proxy statement and other materials and the costs of soliciting the WHITE proxies. We will also reimburse brokers, custodians, nominees and other fiduciaries for the reasonable out-of-pocket fees and expenses they incur to forward our solicitation materials to our stockholders.

  We have retained Mackenzie Partners, Inc. to serve as our proxy solicitor in connection with the annual meeting. The total amount estimated to be spent in connection with a contested proxy solicitation is not expected to exceed $175,000. To date, total expenditures have been approximately $20,000.

14.   What is "householding"?

  We have adopted "householding," a practice under which stockholders of record who have the same address and last name will receive only one copy of our annual report and proxy statement unless one or more of these stockholders notifies us that they wish to continue receiving separate individual copies. Householding saves printing and postage costs by reducing duplicate mailings to the same address. Stockholders who participate in householding will continue to receive separate proxy cards.

  Beneficial stockholders, that is stockholders whose shares are held by a broker or other nominee, may request information about householding from their banks, brokers, or other holders of record.

15.   What if I want to receive a separate copy of the annual report and proxy statement?

  If you participate in householding and wish to receive a separate copy of our annual report and proxy statement, or if you wish to receive separate copies in the future, please call us at (650) 454-1508 or write to the address below and we will deliver the requested documents to you promptly upon your request.

    Investor Relations (Householding)
    Facet Biotech Corporation
    1400 Seaport Boulevard
    Redwood City, California 94063

  You can also access our annual report and proxy statement on our website at www.facetbiotech.com.

16.   How do I contact our Board of Directors or a committee of our Board of Directors?

  You may contact our Board of Directors or one or more members at the below address:

    Board of Directors
    or [individual director(s)]
    Attention: Corporate Secretary
    Facet Biotech Corporation
    1400 Seaport Boulevard
    Redwood City, California 94063

  Our Secretary will maintain a log of such correspondence to our Board and promptly transmit such correspondence to the identified director(s), except where security concerns militate against further transmission or the communication relates to commercial matters not related to the sender's interest as a stockholder, as determined by our Secretary or in consultation with legal counsel.

17.   Who should I contact if I have any further questions?

  If you have any questions, require assistance in voting the WHITE proxy care, or need additional copies of our proxy statement, please call our proxy solicitor:

  Larry Dennedy
  MacKenzie Partners, Inc.
  (212) 925-5500

BACKGROUND

        In April 2008, PDL BioPharma, Inc. ("PDL") announced a plan to spin off (the "Spin-off") its biotechnology operations (the "Biotechnology Operations") into a separate publicly traded U.S. company in order to separate the Biotechnology Operations from PDL's antibody humanization royalty related operations (the "Royalty Operations"). In connection with preparing for the Spin-off, we were incorporated in Delaware on July 29, 2008.

        From July 29, 2008 until December 18, 2008 (the "Pre-Spin Period"), the effective date of the Spin-off, we were operated as a wholly owned subsidiary of PDL. During most of the Pre-Spin Period, Andrew Guggenhime, who was then an officer of PDL and is currently our Senior Vice President and Chief Financial Officer, served as the sole member of our Board of Directors for administrative purposes to effect the intentions of PDL until such time as the continuing directors of the Company were appointed. In November 2008, in anticipation of the Spin-off, PDL, as the sole stockholder of the Company at the time, caused Brad Goodwin, Faheem Hasnain, Gary Lyons and David R. Parkinson, M.D. to be appointed to our Board of Directors and Mr. Guggenhime resigned from the Board of Directors.

        In December 2008, PDL transferred to us the Biotechnology Operations and all but two of PDL's employees became employees of the Company. On December 18, 2008, the Spin-off was effective, we ceased being a subsidiary of PDL and we became a publicly traded company independent from PDL.

        This annual meeting of stockholders is the first meeting of our stockholders.

BOARD OF DIRECTORS

Members of the Board of Directors

        Each of our current directors is identified in the table below and biographies of each of our directors follow this table. The age of each director set forth below is as of April 1, 2009, the record date for the annual meeting. We do not have a classified Board. The terms of each director will expire upon the election and qualification of the directors to be elected at the next annual meeting of stockholders. Each of our directors has been nominated and is standing for election at this annual meeting to serve another term that would expire at our 2010 annual meeting of stockholders.

Director	Other Positions with the Company	Age	Director Since
Brad Goodwin		54	2008
Faheem Hasnain	President and Chief Executive Officer	50	2008
Gary Lyons		57	2008
David R. Parkinson, M.D.		58	2008
Kurt von Emster		41	2009

        Brad Goodwin was elected to serve on our Board of Directors in November 2008. Mr. Goodwin is currently the President and Chief Executive Officer of Keren Pharmaceutical, Inc., a private company developing external guide sequences (EGSs) as a method of silencing RNA. From 2001 to 2006, Mr. Goodwin served as Chief Executive Officer and a member of the Board of Directors of Novacea, Inc., a publicly held biopharmaceutical company focused on in-licensing, developing and commercializing novel therapies for the treatment of cancer. From 2000 to 2001, Mr. Goodwin served as President, Chief Operating Officer and Founder of Collabra Pharma, a privately held company offering pharmaceutical product licensing and development. From 1987 to 2000, Mr. Goodwin held various positions at Genentech, Inc., including most recently Vice President of Finance. While at Genentech, in addition to his finance responsibilities, he helped structure and negotiate significant product licenses, including the license of Rituxan®, and developed long-range strategic plans. Mr. Goodwin is currently a member of the Board of Directors of Rigel Pharmaceuticals, Inc., a publicly held biotechnology company, and Asplendent, which is a privately held entity. Mr. Goodwin received his B.S. degree from the University of California at Berkeley.

        Faheem Hasnain was elected to serve on our Board of Directors in November 2008. He currently serves as President and Chief Executive Officer of the Company. Mr. Hasnain was the President and Chief Executive Officer of PDL, having joined PDL in October 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Idec Inc. ("Biogen"), most recently as its Executive Vice President, Oncology/Rheumatology Strategic Business Unit. From March 2002 to September 2004, Mr. Hasnain served as President, Oncology Therapeutics Network, at Bristol-Myers Squibb Company. From 2000 to 2002, Mr. Hasnain served as Vice President, Global eBusiness, at GlaxoSmithKline and, from 1988 to 2000, he served in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

        Gary Lyons was elected to serve on our Board of Directors in November 2008. Mr. Lyons served as the President and Chief Executive Officer of Neurocrine Biosciences, Inc. ("Neurocrine") from February 1993 to January 2008. Prior to joining Neurocrine, Mr. Lyons held a number of senior management positions at Genentech, including Vice President of Business Development and Vice President of Sales. Mr. Lyons also serves on the Boards of Directors of Rigel Pharmaceuticals, Inc., Vical Incorporated and Neurocrine, each of which is a publicly traded biotechnology company. Mr. Lyons received his B.S. in marine biology from the University of New Hampshire and his M.M. from Northwestern University's J.L. Kellogg Graduate School of Management.

        David R. Parkinson, M.D. was elected to serve on our Board of Directors in November 2008. Since September 2007, Dr. Parkinson has served as President and Chief Executive Officer of Nodality, Inc., a South San Francisco, California-based biotechnology company focused on the biological characterization of signaling pathways in patients with malignancy to enable more effective therapeutics development and clinical decision-making. From March 2006 to September 2007, Dr. Parkinson served as Senior Vice President, Oncology Research and Development, at Biogen where he oversaw all of Biogen's oncology discovery research efforts and the development of its oncology pipeline. From May 2003 to March 2006, Dr. Parkinson served as Vice President, Oncology Development, at Amgen Inc. From January 1997 to May 2003, Dr. Parkinson served as Vice President, Global Oncology Clinical Development, at Novartis. During his tenures at Amgen and Novartis, Dr. Parkinson was responsible for clinical development activities leading to a series of successful global drug registrations for important cancer therapeutics, including Gleevec®, Femara®, Zometa®, Kepivance®, and Vectibix®. Dr. Parkinson worked at the National Cancer Institute from 1990 to 1997, serving as Chief of the Investigational Drug Branch, then as Acting Associate Director of the Cancer Therapy Evaluation Program, before leaving for Novartis. Prior to the NCI, Dr. Parkinson held academic positions at the M.D. Anderson Cancer Center, University of Texas and New England Medical Center of Tufts University School of Medicine. Dr. Parkinson is a past Chairman of the Food & Drug Administration (FDA) Biologics Advisory Committee and is a recipient of the FDA's Cody Medal. He currently serves on the National Cancer Policy Forum of the Institute of Medicine and is a member of the FDA's Science Board. Dr. Parkinson also serves on the Board of Directors of the American Association of Cancer Research. Dr. Parkinson received his M.D. degree from the University of Toronto Faculty of Medicine and Hematology/Oncology training at McGill University and New England Medical Center.

        Kurt von Emster was elected to serve on our Board of Directors in February 2009. Since March 2009, Mr. von Emster has served as a Managing Director of venBio LLC, a life sciences advisory group. From November 2000 to February 2009, Mr. von Emster was with MPM Capital serving most recently as a Managing Director of MPM BioEquities and as Portfolio Manager for the MPM BioEquities Fund. From July 1989 to November 2000, he was with the Franklin Templeton Group, most recently as a Vice President and Portfolio Manager. He is currently a member of the board of directors at Somaxon Pharmaceuticals, Inc., a public biotechnology company. He is a Chartered Financial Analyst (CFA) and a member of the Association for Investment Management and Research and of the Security Analysts of San Francisco. Mr. von Emster received his B.S. from the University of California at Santa Barbara.

Independence of Directors

        In March 2009, our Board, based on the recommendation of our Nominating and Governance Committee, determined that each of the directors listed below, representing a majority of our Board, is an independent director as defined in Rule 4200 of the Nasdaq Marketplace rules for listed companies.

  Independent Directors

  •
  Brad Goodwin
  •
  Gary Lyons
  •
  David R. Parkinson, M.D.
  •
  Kurt von Emster

        Our Board, based on the recommendation of our Nominating and Governance Committee, also determined that each member of each of our Audit, Compensation and Nominating and Governance Committees was independent during 2008, and is currently independent, under Nasdaq's Marketplace rules for listed companies.

Board Committees

        The table below lists the members of each of the four committees of our Board as of April 1, 2009.

Committee	Members
Audit	Brad Goodwin (Chairperson) Gary Lyons Kurt von Emster David R. Parkinson, M.D.
Compensation	Brad Goodwin Gary Lyons (Chairperson)
Nominating and Governance	Brad Goodwin Gary Lyons David R. Parkinson, M.D. Kurt von Emster (Chairperson)
Equity Grant	Faheem Hasnain

Board and Committee Meetings in 2008

        Our Board held two meetings during 2008, both of which occurred in December 2008 around the time of the Spin-off, and also took eight actions by written consent during 2008 in preparation for the Spin-off. No Board committee meetings were held in 2008. Each director currently serving who served as a director in 2008 attended each of the two Board meetings held in December 2008.

Attendance at Annual Meetings by Directors

        We have no formal policy requiring our directors to attend annual meetings. We believe that annual meetings provide an opportunity for stockholders to communicate with directors and therefore request that each of our directors make a reasonable effort to attend the annual meeting.

Nominating and Governance Committee

        Our Nominating and Governance Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.facetbiotech.com.

        The primary purpose of our Nominating and Governance Committee is to:

  •
  Identify individuals qualified to become Board members;

  •
  Select, and recommend to our Board, director nominees for each election of directors;

  •
  Develop and recommend to our Board criteria for selecting qualified director candidates;

  •
  Consider committee member qualifications, appointment and removal;

  •
  Recommend corporate governance principles, codes of conduct and compliance mechanisms applicable to us; and

  •
  Provide oversight in the evaluation of our Board and each committee of our Board.

        Our Nominating and Governance Committee regularly assesses the optimum size of our Board and its committees and the needs of our Board for various skills, background and business experience in determining whether it is advisable to consider additional candidates for nomination.

Evaluation of Director Nominations

        In fulfilling its responsibilities to select, and recommend to our Board, director nominees for each election of directors, our Nominating and Governance Committee considers the following factors:

  •
  the appropriate size of our Board and its committees;

  •
  the perceived needs of our Board for particular skills, background and business experience;

  •
  the skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other Board members;

  •
  nominees' independence from management;

  •
  applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

  •
  the benefits of a constructive working relationship among directors; and

  •
  the desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

        The goal of our Nominating and Governance Committee is to assemble a Board that brings to the Company a variety of perspectives and skills derived from high quality business and professional experience. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the best interests of our stockholders. They must also have an inquisitive and objective perspective and mature judgment. Director candidates, in the judgment of our Nominating and Governance Committee, must also have sufficient time available to perform all Board and committee responsibilities. Board members are expected to prepare for, attend and participate in all Board and applicable committee meetings.

        Other than the foregoing, there are no stated minimum criteria for director nominees, although our Nominating and Governance Committee may also consider such other factors as it may deem, from time to time, to be in the best interests of the Company and our stockholders.

        Our Nominating and Governance Committee annually evaluates our Board members who are willing to continue in service against the criteria set forth above in determining whether to recommend these directors for re-election at the next annual meeting of stockholders.

Candidates for Nomination as Director

        Candidates for nomination as director come to the attention of our Nominating and Governance Committee from time to time through incumbent directors, management, stockholders or third parties. These candidates may be considered at meetings of our Nominating and Governance Committee at any point during the year. Such candidates are evaluated against the criteria set forth above. If our Nominating and Governance Committee believes at any time that it is desirable that our Board consider additional candidates for nomination, the Committee may poll directors and management for suggestions or conduct research to identify possible candidates and may, if our Nominating and Governance Committee believes it is appropriate, engage a third-party search firm to assist in identifying qualified candidates.

        Our Nominating and Governance Committee's policy is to evaluate any recommendation for director nominee proposed by a stockholder and our bylaws also permit stockholders to nominate directors for consideration at an annual meeting, subject to certain conditions. Any recommendation for director nominee must be submitted in writing to:

  Facet Biotech Corporation
  Attention: Corporate Secretary
  1400 Seaport Boulevard
  Redwood City, California 94063

        Our bylaws require that any director nomination made by a stockholder for consideration at an annual meeting must be received in writing 90 - 120 days prior to the anniversary of the date when definitive proxy materials were mailed to stockholders in connection with the prior year's annual meeting of stockholders. If no annual meeting was held in the previous year, or the date of the annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year's proxy statement, a stockholder's director nomination notice must be received in writing not later 90 days prior to the annual meeting or the 10th day following the date on which public announcement of the date of such annual meeting is first made.

        Each written notice containing a stockholder nomination of a director at an annual meeting must include:

  •
  the name and address, as they appear on the Company's books, of the stockholder who intends to make the nomination, or the beneficial owner, if any, on whose behalf the nomination is being made and of the person or persons to be nominated;

  •
  a representation that the stockholder (1) is a holder of record of our stock entitled to vote for the election of directors on the date of such notice and (2) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

  •
  the class and number of shares of the Company that are owned beneficially and of record by the stockholder and such other beneficial owner;

  •
  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder's notice by, or on behalf of, such stockholder or such other beneficial owner, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to shares of stock of the Company;

  •
  a description of all arrangements or understandings between the nominating stockholder or beneficial owner and each nominee and any other person or persons (naming such person or persons) pursuant to which the stockholder is making the nomination or nominations;

  •
  such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by our Board; and

  •
  the consent of each nominee to serve as a director, if elected.

        Any other recommendation of a director nominee must include:

  •
  the candidate's name, age, contact information and present principal occupation or employment; and

  •
  a description of the candidate's qualifications, skills, background, and business experience during, at a minimum, the last five years, including the candidate's principal occupation and employment and the name and principal business of any corporation or other organization in which the candidate was employed or served as a director.

        All director nominees must also complete a customary form of directors' questionnaire as part of the nomination process. The evaluation process may also include interviews and additional background and reference checks for non-incumbent nominees, at the discretion of our Nominating and Governance Committee.

Audit Committee

        Our Audit Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.facetbiotech.com.

        Mr. Goodwin has served as the Chairperson of our Audit Committee since December 2008 and Mr. von Emster has served as a member of our Audit Committee since February 2009. Our Board, based on the recommendation of our Nominating and Governance Committee, has determined that Mr. Goodwin and Mr. von Emster are audit committee financial experts, as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC. Mr. Goodwin, Mr. Lyons, Dr. Parkinson and Mr. von Emster are independent members of our Board under Nasdaq's Marketplace rules for listed companies.

        The primary purpose of our Audit Committee is to oversee our accounting and financial reporting process and the audits of our financial statements, assist our Board in fulfilling its oversight responsibilities by reviewing and reporting to our Board on the integrity of the financial reports and other financial information we provide to any governmental body or to the public, and on our compliance with these legal and regulatory requirements.

        The functions of our Audit Committee include:

  •
  Monitoring the independence and performance of our independent registered public accounting firm and recommending an independent registered public accounting firm to our Board;

  •
  Reviewing the planned scope of the annual audit and the results of the annual audit;

  •
  Pre-approving all audit services and permissible non-audit services provided by our independent registered public accounting firm and overseeing the compensation for such services;

  •
  Reviewing the accounting and reporting principles we apply in preparing our financial statements;

  •
  Reviewing our internal financial, operating and accounting controls and finance and accounting personnel with management and our independent registered public accounting firm;

  •
  Reviewing certain risk management functions including procedures for complaints regarding accounting matters for anonymous complaints, and reviewing legal matters that could raise material financial issues;

  •
  Reviewing with management and our independent registered public accounting firm, as appropriate, our financial reports and other financial information we provide to any governmental body or the public, and our compliance with legal and regulatory requirements; and

  •
  Reviewing and approving, or recommending action to the Board regarding, transactions that may present potential for conflict of interest, or require a waiver under our code of conduct such as transactions with our officers, directors or significant stockholders.

Report of the Audit Committee

        The following is the report of the Audit Committee with respect to the Company's audited consolidated financial statements for the fiscal year ended December 31, 2008.

        The Company's management has the primary responsibility for the preparation, presentation and integrity of the Company's consolidated financial statements and the reporting process, including the effectiveness of the Company's disclosure controls and procedures. The independent registered public accounting firm is responsible for planning and performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). The independent registered public accounting firm is responsible for expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States.

        In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Company's Annual Report on Form 10-K with the Company's management and the Company's independent registered public accounting firm, Ernst & Young LLP. The Audit Committee discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received written disclosures and the letter from Ernst & Young LLP required by the Public Company Accounting Oversight Board's Ethics and Independence Rule 3526, "Communication with Audit Committees Concerning Independence", and discussed with Ernst & Young LLP that firm's independence from the Company.

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the Company's consolidated audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the SEC.

        Respectfully submitted,

  Brad Goodwin, Chairperson
  Gary Lyons
  David R. Parkinson, M.D.
  Kurt von Emster

Review and Approval of Transactions with Related Persons

        Our Audit Committee is responsible for reviewing all related-person transactions that the Company would be required to disclose pursuant to Item 404 of Regulation S-K, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related-person transactions are those transactions to which we are or may be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve or ratify a related-person transaction if it determined that the transaction is in our best interests.

        Our directors are required to disclose in an executive session of our Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related-person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We poll our directors on a quarterly basis with respect to related-person transactions and their service as an officer or director of other entities.

        Any director involved in a related-person transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

        We have not yet adopted written policies and procedures regarding the review and approval or ratification of related-person transactions that the Company would be required to disclose pursuant to Item 404 of Regulation S-K, other than the general proscriptions regarding conflicts of interest set forth in our Code of Business Conduct, which is applicable to all of our officers, directors and employees. We expect to evaluate and adopt a written policy with respect to the review and approval or ratification of related-person transactions in 2009.

Compensation Committee

        Our Compensation Committee operates under a written charter, which is available in the "Corporate Governance" section on our website at www.facetbiotech.com.

        The primary purpose of our Compensation Committee is to discharge our Board's responsibilities relating to compensation and benefits of our officers and directors. In carrying out these responsibilities, our Compensation Committee reviews all components of officer and director compensation for consistency with our Compensation Committee's compensation philosophy, as in effect from time to time.

        The functions of our Compensation Committee include:

  •
  Designing and implementing competitive compensation policies to attract and retain key personnel;

  •
  Reviewing and formulating policy and determining or making recommendations to our Board regarding compensation of our officers and directors;

  •
  Administering our equity incentive plans and granting or recommending grants of equity awards to our officers and directors under these plans and overseeing the Equity Grant Committee's exercise of authority to grant awards to non-officer employees of the Company; and

  •
  Reviewing and establishing Company policies in the area of officer perquisites.

        Our Chief Executive Officer does not participate in the determination of his own compensation or the compensation of directors. However, he makes recommendations to our Compensation Committee regarding the amount and composition of the compensation of our other officers and that he participates in the Compensation Committee's deliberations about these other officers' compensation.

        Our Compensation Committee expects to retain its own independent compensation consultants to advise on matters related to compensation of officers and directors and general compensation programs and matters. Prior to the Spin-off, the PDL Compensation Committee had engaged Towers, Perrin, Forster & Crosby, Inc. ("Towers Perrin") as its independent compensation consultant. In 2008, Towers Perrin attended five of the meetings of the PDL Compensation Committee.

        Our Compensation Committee expects that it would generally engage independent compensation consultants to provide:

  •
  Assistance in selecting a peer group of companies for executive compensation comparison purposes;

  •
  Comparative market data on officer and board director compensation practices and programs of peer companies and competitors;

  •
  Guidance on industry best practices and emerging trends and developments in officer and board director compensation;

  •
  Preparation of tally sheets for each officer; and

  •
  Advice on determining the total compensation of each of our officers and the material elements of total compensation, including (1) annual base salaries, (2) target cash bonus amounts, (3) stock option awards and (4) restricted stock awards.

        Our management may from time to time separately retain its own compensation consultants to advise on various matters related to evaluating and designing compensation programs and that these compensation consultants may coordinate with our Compensation Committee or our Compensation Committee's independent compensation consultant. The Company has not yet engaged any compensation consultants.

        In early 2008, PDL engaged Radford Surveys + Consulting ("Radford") to develop a retention strategy for PDL's employees and advise the Company on evaluating and designing compensation program revisions in light of the changes PDL had undergone, which are described in more detail under the heading "Developments Prior to the Spin-off" in the "Compensation Discussion and Analysis" section of this proxy statement. The engagement of Radford was made after PDL management's consultation with the PDL Compensation Committee with respect to the scope of Radford's engagement and evaluation of whether the advice management sought could be obtained from Towers Perrin. Management and the PDL Compensation Committee agreed that management should engage its own compensation consultant in order to ensure the continued independence of Towers Perrin. However, because the scope of PDL's engagement of Radford includes evaluation of our overall compensation program, which impacts all employees, Radford's advice also pertained to our executive compensation programs. During this time, the PDL Compensation Committee continued to obtain its own independent advice from Towers Perrin with respect to executive compensation-related matters. Because the PDL Compensation Committee was active in the process of evaluating our overall compensation program prior to the Spin-off, the PDL Compensation Committee invited Radford to attend certain of the committee's meetings.

Compensation Committee Interlocks and Insider Participation

        None of the members of our Compensation Committee was at any time during 2008 one of our officers or employees. None of our officers serves as a member of the board of directors or compensation committee of any other entity that has one or more officers serving as a member of our Board or Compensation Committee.

 Compensation of Directors

        The cash and equity compensation payable to non-employee directors ("Outside Directors") is described below. Members of our Board who are also employees of the Company are not entitled to any compensation with respect to their service as Board members.

Cash Compensation

        Each Outside Director, other than the Chairperson of the Board, receives a retainer of $35,000 per year. If the Chairperson is an Outside Director, the Chairperson receives a retainer of $50,000 per year in lieu of the $35,000 retainer payable to other Outside Directors.

        Each member of the Audit Committee, other than the Chairperson of the Audit Committee, receives a retainer of $7,500 per year and the Chairperson of the Audit Committee receives a retainer of $15,000 per year for his or her service as an Audit Committee member. As to all other committees of the Board, each Outside Director member, other than the Chairperson of these committees, will receive a retainer of $6,000 per year and each Outside Director Chairperson of the foregoing committees will receive a retainer of $12,000 per year, for his or her respective service as a member of these committees.

        Each Outside Director also receives cash compensation for attendance at meetings of our Board and committees of our Board of $2,000 for each Board meeting and $1,000 for each committee meeting. All cash compensation paid to Outside Directors for their service on our Board and its committees and attendance on meetings is paid on a quarterly basis in arrears.

        We also reimburse our directors for their travel expenses for Board and committee meetings.

Equity Compensation

        Each Outside Director receives (1) an initial grant of 8,333 shares of our restricted stock and an option to purchase 16,667 shares of our common stock effective upon election or appointment to our Board and (2) an annual grant of 5,000 shares of our restricted stock and an option to purchase 10,000 shares of common stock, except that the first annual grant to a new director is prorated if the new director was elected or appointed in between annual stockholder meetings. If the Chairperson of the Board is an Outside Director, the Chairperson of the Board receives (1) an initial grant of 10,000 shares of our restricted stock and an initial option to purchase 20,000 shares of our common stock effective upon election or appointment to our Board and (2) an annual grant of 6,667 shares of our restricted stock and an option to purchase 13,333 shares of our common stock, except that any annual grant is prorated if the chairperson was elected or appointed in between annual stockholder meetings. Such restricted stock grants and options will be made under our 2008 Equity Incentive Plan.

        Mr. Goodwin, Mr. Lyons and Dr. Parkinson, our initial Outside Directors, were appointed to the Board of Directors prior to the date we became a publicly traded company. At the time they were appointed to the Board of Directors we did not grant to them the initial equity grants that we customarily make upon appointment. As previously disclosed, we determined to make these initial grants to Mr. Goodwin, Mr. Lyons and Dr. Parkinson approximately 20 trading days after the Spin-off. We made these initial grants on January 23, 2009.

        Stock options granted to our Board members customarily vest monthly over 12 months and restricted stock granted to our Board members customarily vests one year after grant, in each case subject to the Board member's continued service to the Company.

2008 Compensation of Directors

        In 2008, our Outside Directors who served during 2008 earned the compensation set forth in the below table with respect to their service on our Board of Directors. Neither Mr. Hasnain nor Mr. Guggenhime received any compensation with respect to their service on our Board of Directors during 2008. Each of our Outside Directors was elected to our Board of Directors in November 2008 and the below compensation is not indicative of what would have been earned or paid had these Outside Directors served for a full year.

Name	Fees Earned or Paid in Cash ($)	Option Awards(1) ($)	Total ($)
Brad Goodwin	$13,334	—	$13,334
Gary Lyons	$12,459	—	$12,459
David R. Parkinson, M.D.	$10,959	—	$10,959

(1)
Our Outside Directors did not hold any Company option or other equity awards during 2008.

EXECUTIVE OFFICERS

        Biographical information regarding our executive officers as of December 31, 2008 and those current executive officers that joined us after December 31, 2008 is set forth below. The age of each person set forth below is as of April 1, 2009, the record date for the annual meeting. Under our bylaws, each executive officer is appointed annually by our Board of Directors, and each holds office until such officer resigns, is removed, is otherwise disqualified to serve, or such officer's successor is elected and qualified.

Name	Age	Position
Herb Cross(1)	37	Corporate Controller
Andrew Guggenhime	40	Senior Vice President and Chief Financial Officer
Faheem Hasnain(2)	50	President and Chief Executive Officer
Maninder Hora, Ph.D.	55	Vice President, Product and Quality Operations
Ted Llana, Ph.D.	45	Senior Vice President, Commercial and Corporate Development
Mark McCamish, M.D., Ph.D.(3)	56	Senior Vice President and Chief Medical Officer
Francis Sarena	38	Vice President, General Counsel and Secretary
Jaisim Shah(4)	48	Senior Vice President and Chief Business Officer

(1)
Mr. Cross is identified in this section as an executive officer of the Company because he is an "officer" for purposes of Section 16 of the Securities Exchange Act of 1934 because Mr. Cross is our principal accounting officer.

(2)
Biographical information for Mr. Hasnain is included in the section titled "Board of Directors" in this proxy statement.

(3)
Dr. McCamish's biographical information is included in this section because he was an executive officer and employee with the Company until April 3, 2009.

(4)
Mr. Shah's biographical information is included in this section because he was an executive officer and employee of the Company until January 9, 2009.

        Herb Cross, our Corporate Controller and principal accounting officer, joined us in December 2008. Prior to joining the Company, Mr. Cross served as the Corporate Controller and principal accounting officer of PDL, having joined PDL in November 2006. From November 1999 to June 2006, Mr. Cross held positions of increasing responsibility at Neoforma, Inc., most recently as Vice President of Finance, a position he held since February 2001. Neoforma was a provider of supply chain management solutions for the healthcare industry before it was acquired by Global Healthcare Exchange, LLC in March 2006. From August 1994 to November 1999, Mr. Cross was employed by Arthur Andersen LLP, an independent public accounting firm, most recently as a Manager in the Assurance and Business Advisory Services group, during which time Mr. Cross managed the audits of both public and private corporations in the software, technology, retail and manufacturing industries. Mr. Cross is a Certified Public Accountant and received his B.S. in Business Administration, with a dual emphasis in Finance and Accounting, from the Haas School of Business at the University of California at Berkeley

        Andrew Guggenhime, our Senior Vice President and Chief Financial Officer, has served in his current position since December 2008. From April 2006 to December 2008, Mr. Guggenhime served as the Senior Vice President and Chief Financial Officer of PDL. From January 2000 to March 2006, Mr. Guggenhime served at Neoforma, Inc., most recently as Chief Financial Officer. Neoforma was a provider of supply chain management solutions for the healthcare industry before it was acquired by Global Healthcare Exchange, LLC in March 2006. From 1996 until 2000, Mr. Guggenhime was a part of the Healthcare Investment Banking group of Merrill Lynch & Co., most recently as a Vice President, where he specialized in working with healthcare services firms and healthcare Internet companies on a variety of transactions, including mergers and acquisitions, initial public offerings, add-on equity offerings and debt offerings. Prior to joining Merrill Lynch & Co., Mr. Guggenhime worked at Wells Fargo & Company in a number of capacities, most recently as Assistant Vice President in Wells Fargo's Real Estate Capital Markets group. Mr. Guggenhime received his B.A. in International Politics and Economics from Middlebury College and his M.M. from the J.L. Kellogg Graduate School of Management at Northwestern University.

        Maninder Hora, Ph.D., our Vice President, Product and Quality Operations, joined us in December 2008. Dr. Hora has over 25 years of drug development experience in the biopharmaceutical and pharmaceutical industry. From July 2006 to December 2008, Dr. Hora served at PDL most recently as Vice President, Product Operations. From 1986 to 2006, Dr. Hora held positions of increasing responsibility with Chiron Corporation (now Novartis) in Emeryville, California, serving most recently at Chiron as Vice President of Process and Product Development. Dr. Hora served as a key member of various teams that successfully registered eight drugs or vaccines in the U.S. and Europe during his 20-year tenure at Chiron. Dr. Hora has also held positions at Wyeth Pharmaceuticals and GlaxoSmithKline PLC prior to joining Chiron. Dr. Hora completed his Ph.D. in Bioengineering from the Indian Institute of Technology, Delhi, India, and was a Fulbright Scholar at the University of Washington, Seattle prior to joining the industry.

        Ted Llana, Ph.D., our Senior Vice President, Commercial and Corporate Development, joined us in January 2009. From September 2001 to November 2008, Dr. Llana held various positions of increasing responsibility at Biogen, most recently as Vice President, Oncology/Rheumatology Strategic Business Unit. In his most recent role at Biogen, he defined and executed the strategy to grow and progress Biogen's oncology and rheumatology pipelines and managed Biogen's Rituxan® collaboration with Genentech, Inc. Prior to working in the oncology business unit, Dr. Llana headed up corporate strategy at Biogen and led global marketing at Biogen. Dr. Llana's prior business experience includes serving as a partner at Documedics, Inc. and as a Vice President at Covance, Inc. where he provided strategic consulting on product commercialization and marketing in the pharmaceutical, biotechnology and medical device industries. Dr. Llana began his career as a Biologist at the National Cancer Institute. He received his Ph.D. in Cellular Immunology from Cornell University and his MBA from Georgetown.

        Mark McCamish, M.D., Ph.D., served as our Senior Vice President and Chief Medical Officer from December 2008 until April 2009. From February 2007 to December 2008, Dr. McCamish served as Senior Vice President and Chief Medical Officer of PDL. From 2003 to February 2007, Dr. McCamish served as Chief Medical Officer and Vice President of Clinical Development for Perlegen Sciences, Inc., a company that analyzes unique genetic variations in clinical trial participants to develop genetically targeted, late-stage therapeutics and diagnostics. From January 1998 to September 2003, Dr. McCamish served at Amgen Inc., most recently as Global Development Leader responsible for the clinical development of Amgen's Aranesp® product in new indications. From 1990 to 1997, he worked as a director at Abbott Laboratories with broad responsibilities that included national and international clinical research, design and development of new products in various therapeutic areas. Dr. McCamish received his Ph.D. at Penn State University, his M.D. from the University of California, Los Angeles, and bachelor's and master's degrees from the University of California, Santa Barbara. Dr. McCamish is Board Certified in Internal Medicine and Nutrition & Metabolism.

        Francis Sarena, our Vice President, General Counsel and Secretary, has served in his current position since December 2008. From April 2006 to December 2008, Mr. Sarena held positions of increasing responsibility with PDL most recently as Vice President, General Counsel and Secretary of

PDL. Mr. Sarena served as a Corporate Associate at Bingham McCutchen LLP from September 2000 to April 2006 representing clients primarily in merger and acquisition transactions, corporate and securities law matters and equity financing transactions. Mr. Sarena received his J.D. from University of California, Berkeley, Boalt Hall School of Law, and his B.S. in Finance from San Francisco State University.

        Jaisim Shah served as our Senior Vice President and Chief Business Officer from December 2008 to January 2009. Mr. Shah served at PDL from 2000 to December 2008, most recently as Senior Vice President and Chief Business Officer. From 1997 to 2000, he served in various marketing management positions at Bristol-Myers Squibb Company, most recently as Vice President, Global Marketing, Bristol-Myers Squibb's Neuroscience and GU franchise. Between 1991 and 1997, Mr. Shah served at Roche, most recently as Global Business Leader for oncology and virology based in Basel, Switzerland. Mr. Shah received his M.A. in International Economics from the University of Akron and his M.B.A. in Marketing from Oklahoma University.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Program Objectives

        The goal of our executive compensation program is to effectively motivate our executive leadership to achieve the stated goals of the Company and to perform in a manner that maximizes stockholder value. To that end, we seek to maintain an executive compensation program that ensures that we can successfully recruit high quality candidates for senior leadership positions and retain these executives through appropriate base compensation, equity and cash awards and incentives tied to their individual performance and their contribution to our overall performance as measured against the achievement of company-wide goals and objectives.

        Our Compensation Committee will annually review and evaluate the components and effectiveness of our executive compensation program to ensure that our programs are consistent with our goals and that our executive compensation program is aligned with the marketplace in which we compete for executive talent. In conducting its annual review and evaluation, we expect that our Compensation Committee will use the services of independent compensation consultants to provide advice regarding executive compensation, including with respect to the composition of our peer group, gathering peer group and other relevant executive compensation information and analysis of this information and preparing "tally sheets" of each officer's compensation for our Compensation Committee's review.

        Our Compensation Committee also solicits and receives input from our Human Resources, Finance and Legal departments and Chief Executive Officer and takes into account this input in determining the structure and amount of compensation for our individual officers. Our Compensation Committee also solicits input from other Outside Directors in evaluating the performance of our Chief Executive Officer. Members of management of our Human Resources, Finance and Legal departments and our Chief Executive Officer attend portions of our Compensation Committee's meetings; however, our Chief Executive Officer is not present during voting or deliberations regarding his compensation. Members of management of our Human Resources, Finance and Legal departments are not present during voting regarding our Chief Executive Officer's compensation, but may be asked to participate in certain of the deliberations regarding our Chief Executive Officer's compensation.

Developments Prior to the Spin-off

        Prior to the Spin-off, the Biotechnology Operations were operated by PDL. PDL and the Biotechnology Operations experienced a significant amount of change from 2007 until the Spin-off and the PDL Compensation Committee was particularly active throughout this period addressing a variety of compensation-related matters that emerged as a result of these changes.

        In August and October 2007, PDL announced a strategic change and plans to actively seek offers for a sale of PDL or its key assets, including PDL's commercial and cardiovascular product related assets. Because of the uncertainty regarding the timing and effect of these planned strategic transactions and the impact of this uncertainty on PDL's employees, PDL's management and PDL's Compensation Committee worked together to develop and implement several programs, incentives and benefits designed to retain employees through these processes. In March 2008, PDL closed the sales of its commercial and cardiovascular product-related assets and its antibody manufacturing facilities-related assets. PDL also announced in March 2008 that it would no longer actively pursue the sale of the Company or of the Biotechnology Operations and would implement a restructuring and reduce its workforce across all functions by approximately 260 positions over approximately 12 months. Because of the cumulative impact on employees of the events in 2007 and early 2008, including the reductions in force and strategic changes and transactions, and the need to retain employees, PDL offered broad-based cash retention bonuses to employees that it sought to retain after its restructuring as well as to employees that PDL sought to retain through a defined transition period before eliminating their employment positions. Some of these retention benefits as originally offered by PDL were payable after the Spin-off. In connection with the Spin-off, we offered these same retention benefits to ensure that employees joining the Company from PDL had comparable compensation packages and to retain them after the Spin-off.

        Some of the above-referenced retention programs and incentives were targeted at or designed for executive officers of PDL who became executive officers of the Company and are described in further detail below.

        Because the vast majority of PDL's employees solely supported the Biotechnology Operations during 2008 and because each of the named executive officers identified in this proxy statement were officers of PDL until mid-December 2008, we have included in the Summary Compensation Table the compensation earned by these officers as officers of PDL and refer in various parts of this Compensation Discussion and Analysis to compensation policies of and decisions made by PDL or its Compensation Committee.

Compensation Program Elements

        Compensation payable to our executive officers is primarily comprised of five elements, designed together to motivate our officers to perform in a manner that enables us to meet our strategic goals and annual business objectives and increase stockholder value. The five elements which comprise our total compensation program are (1) base salary, (2) employee benefits, (3) annual cash incentives, (4) equity incentives and (5) change in control and severance benefits. Each of these elements is discussed in more detail below.

        Our officers and other employees have experienced substantial organizational and operational changes as a result of changes in PDL's business and operations, including reductions-in-force and changes in management. Because of these factors, we implemented certain retention programs designed to mitigate the number of voluntary terminations. The retention compensation that may be earned under these programs is in addition to what we would otherwise pay our officers and employees with respect to their service to the company. We do not expect to extend these retention programs beyond the current life of these programs. The retention compensation payable to our named executive officers is discussed in more detail below.

Peer Group Selection and Benchmarking

        The Compensation Committee periodically reviews and revises the list of peer group companies (the "Peer Group List") that the Compensation Committee uses to compare the Company's officer compensation programs and obtain comparative data on officer and director compensation. The

Compensation Committee customarily receives input in this review process from its compensation consultant and the Company's management. Peer group companies are selected based on whether the company is similarly-sized based on the number of employees, the amount of annual research and development expenses and market capitalization. In determining whether we should include a company on the Peer Group List, we also evaluate the therapeutic area or areas on which the company focuses, the stages of development of its products and whether we would compete for executive officer talent with the company. Our Peer Group List is currently composed of the companies listed below:

  Alexza Pharmaceuticals, Inc.
  Dendreon Corporation
  Geron Corporation
  Incyte Corporation
  Maxygen, Inc.
  Neurocrine Biosciences, Inc.
  Rigel Pharmaceuticals, Inc.
  Seattle Genetics, Inc.
  XOMA Limited

        Our Human Resources group periodically purchases third-party compensation benchmark surveys, including the Global Life Sciences Survey produced by Radford and prepares and provides additional analyses to assist our Compensation Committee's evaluation and comparison of each element of executive compensation. We expect that our Compensation Committee would supplement this information with information it would obtain from independent compensation consultants.

        Our Compensation Committee reviews the survey and peer group compensation information it receives to ensure that our total compensation program for executive officers is competitive and that we retain and properly motivate our executive officers.

Base Salary

        Base salary is the fundamental, fixed element of our executive officers' compensation and the foundation for each officer's total compensation.

        The initial amount of base salary our Compensation Committee determines to pay each of our officers is primarily driven by two factors: (1) the amount the market would pay for similar positions with like responsibilities and (2) the officer's experience, knowledge, skills and education. In assessing what the market would pay for a given position, our Compensation Committee relies on peer group executive compensation information prepared by outside compensation consultants and compensation benchmark surveys we purchase. Our Compensation Committee currently targets the 50th percentile of the market for an officer's total cash compensation, including base salary. However, the officer's overall experience and education would then determine where within the market salary range the officer's base salary would initially be set.

        Our Compensation Committee annually reviews each officer's base salary and customarily adjusts it based on three elements: (1) performance of the officer's respective functional responsibilities against defined objectives, (2) individual performance, using the performance areas identified below, and (3) changes in the competitive marketplace using benchmarks of comparable positions in the biotech industry. To evaluate functional performance, our Compensation Committee receives a performance assessment from our Chief Executive Officer, rating each officer's individual performance. Each officer's individual and functional area performance is measured through our annual focal review process, which assesses a variety of performance areas and evaluates whether and to what extent the officer's performance meets, exceeds or falls below expectations and how consistently or often performance exceeds expectations. The areas for individual performance review include contributions towards the meeting of corporate objectives and:

  •
  Strategic leadership skills;

  •
  Ability to drive performance;

  •
  Communication skills;

  •
  Ability to collaborate cross-functionally and teamwork;

  •
  Ability to create an environment that encourages continuous improvement;

  •
  Ability to build and maintain a high-performing team; and

  •
  Ability to manage change.

        To ensure that each of our officers is compensated commensurate within market parameters, our Compensation Committee reviews peer group and benchmark survey information, using outside compensation surveys, to assess the reasonableness and competitiveness of annual base salaries and any proposed salary increase for our officers. This benchmarked data helps to ensure that our overall annual adjustments to salary are designed to appropriately reward, incentivize and retain our officers.

        Shortly prior to the events described under the heading "Developments Prior to the Spin-off" above, PDL had an employee base of nearly 1,200 employees, which is approximately six times greater than our employee base, a market capitalization several times larger than our current market capitalization and aggregate annual revenue and expense amounts that were several times our expected annual revenue and expense amounts. As a result, PDL's peer group was significantly different than our current peer group and consisted of entities that are significantly larger than companies we currently consider to be our peers based on several measures. In addition, during this time, PDL had a compensation philosophy that targeted the 60th percentile of cash compensation for its peer group, whereas our current compensation philosophy is to target the 50th percentile for cash compensation. The base salary of some of our officers were originally established prior to the events described under the heading "Developments Prior to the Spin-off" above

        In February 2009, our Compensation Committee evaluated the 2008 performance of each of our officers, including our named executive officers, and the information relating to competitive salary levels, to determine what adjustments, if any, should be made to each officer's annual base salary. This evaluation considered the individual performance of our officers as officers of PDL during 2008. Although each of our named executive officers met or exceeded expectations, our Compensation Committee determined to not increase any of their annual base salaries for 2009. With respect to Mr. Hasnain's base salary, the determination to keep his base salary unchanged for 2009 was based on his having started as President and Chief Executive Officer of PDL on October 1, 2008 and that our policy is to not provide any increase in annual base salary to employees who initially start with us after September 30 of the preceding year. Mr. Guggenhime's and Dr. Hora's annual base salaries were left unchanged for 2009 because each of their annual base salaries is significantly above the 50th percentile of annual base salary for comparable positions in our current peer group. The Compensation Committee did not believe that a reduction in annual base salary was warranted given the performance of each of these officers historically and the experience, knowledge and skills they bring to their positions in the Company. The Compensation Committee did not believe that a merit increase for Dr. McCamish was justified in light of his pending departure and the fact that his annual base salary is above the 50th percentile of annual base salary for comparable positions in our current peer group. Mr. Shah's employment had been terminated prior to our Compensation Committee's evaluation and he was therefore not eligible for any increase to his annual base salary.

Employee Benefits

        We provide our employees, including our officers, with customary benefits, including medical, dental, vision and life insurance coverage, short-term and long-term disability coverage and the ability to participate in our 401(k) plan, which provides that we will match contributions up to certain limits based on tenure of employment with credit given for tenure at PDL, and our tax-qualified employee stock purchase plan. The costs of our insurance coverage benefits are largely borne by us; however, employees do pay portions of the premiums for some of these benefits. We believe these benefits are of the type customarily offered to employees by our peer group and in our industry.

        This element of compensation is intended to provide assurance of financial support in the event of illness or injury, encourage retirement savings through a 401(k) plan and encourage equity ownership by our employees through our employee stock purchase plan.

Cash Incentive Bonuses

        Another component of our officers' total compensation is the annual cash bonus. The annual cash bonus is intended to encourage high levels of individual and Company performance by rewarding our officers for their individual contributions and our overall performance during the year.

        Each employee's baseline target bonus, including each officer's target bonus, is determined based on the salary grade or level of the employee and equals a percentage of the employee's annual base salary. Our Compensation Committee sets the target bonus levels by salary grade level for all officers and employees, based on review of peer and benchmarking data and taking into consideration the targeted levels of other elements of compensation. The targeted bonus levels are intended to put a higher amount of total compensation and cash compensation at risk based on our performance and individual performance for officers and employees with relatively higher responsibilities. Our Compensation Committee will review target bonuses for officers each year with this goal in mind.

        The actual amount of bonus to be received by each officer is adjusted from the target bonus level based on our performance during the year, as determined by our Board, and individual performance of the officer during the year. As noted above, our Chief Executive Officer conducts the annual assessment of the performance of officers other than our Chief Executive Officer, and our Compensation Committee reviews our Chief Executive Officer's assessment of the other officers. Our Compensation Committee is solely responsible for evaluating our Chief Executive Officer's performance and assesses his performance annually. The individual performance of each officer is reviewed by our Compensation Committee, which determines the amount of target bonus adjustment.

2008 Performance Bonus Program

        In June 2008, PDL's Board of Directors approved a performance-based bonus program for calendar year 2008 (the "2008 Performance Program") pursuant to which eligible employees, including officers, would receive cash bonuses for the successful achievement of certain corporate goals during 2008. Because those employees of the Company that were eligible to receive an annual incentive bonus with respect to 2008 were employees of PDL for nearly all of 2008, we did not adopt or implement a separate performance bonus program.

        In June and October 2008, PDL's Compensation Committee reviewed management's estimate of performance against the goals under the 2008 Performance Program and provided input as to the reasonableness of management's estimates used for financial statement accrual purposes. In December 2008, PDL's Board of Directors evaluated performance against the goals under the 2008 Performance Program and determined to fund the bonus pool under the 2008 Performance Program at 108.5% of target.

        Pursuant to the Separation and Distribution Agreement that we entered into with PDL, in February 2009, after the Spin-off, Facet recommended to PDL the amount of bonus under the 2008 Performance Program earned by certain former PDL employees, including all of the PDL employees that joined Facet in connection with the Spin-off, with respect to these former PDL employees' 2008 service to PDL prior to the Spin-off. PDL paid these bonuses in accordance with our recommendation in February 2009. The bonus amounts earned by our named executive officers under the 2008 Performance Program are disclosed in the "Summary Compensation Table" below.

        A description of the goals under the 2008 Performance Program, their respective possible weighting and the actual weighting based on PDL's Board of Directors' assessment of performance against the goals under the 2008 Performance Program are set forth in the table below.

Weighting
Goal Category			Goal Met	Possible	Actual
1.	Complete Transition of Organization			30%	31.5%
	a.	Operate within 2008 budget to enable reduced post-restructuring annualized run rate	Yes
	b.	Effect transformation activities in R&D, including simplifying team and governance structures, establishing supply chain functions in Redwood City and effectively outsourcing clinical operations activities	Yes
	c.	Effect transformation activities in G&A, including streamlining infrastructure and support services and making facility sublease and consolidation decisions to reduce expenses	Partially
	d.	Close commercial and manufacturing operations asset sales transactions with Otsuka, EKR Therapeutics and Genmab and timely perform transition services obligations to each	Yes
	e.	Submit Cardene pre-mix bag formulation to FDA and obtain approval	Yes (early)
	f.	Complete spin-off of biotechnology assets and operations	Yes (late)
2.	Advance Clinical Pipeline			30%	30%
	a.	Advance daclizumab in phase 2, including with respect to interactions with FDA	Yes
	b.	Advance elotuzumab in phase 1, including by initiating a phase 1 combo study and enrolling patients	Yes
	c.	Advance volociximab in oncology studies	Yes (early)
	d.	Advance PDL192 into the clinic, including by initiating a phase 1 study	Yes
3.	Advance Pre-clinical Development			20%	20%
	a.	Advance PDL241 pre-clinical development to support IND efforts	Yes
	b.	Identify next IND candidate(s) for potential 2010 IND	Yes
	c.	Advance antibody engineering technologies	Yes
4.	Utilize Collaborations Effectively			20%	22%
	a.	Enter into a development collaboration agreement	Yes (early)
	b.	Evaluate novel, early-stage antibody candidates for in-licensing	Yes

		Total:		100%	103.5%

		Other Considerations:			5.0%

		Total Funding Level:			108.5%

        A description of certain significant factors considered by PDL's Board of Directors in making its bonus determination with respect to the first and fourth goal category is included below.

        1.     Complete Transition of Organization—PDL's Board of Directors determined to fund this goal category at 105% of target allocation even though one objective in this category was completed late and two objectives in this category were not completed. The other objectives in this category were performed on-time or early.

        We completed the Spin-off later than originally planned. This was due in part because PDL had consciously determined to evaluate opportunities to monetize its antibody humanization royalty assets through a potential sale or securitization transaction in parallel to planning for the Spin-off; PDL halted its monetization efforts in October 2008, shortly before the Spin-off, primarily due to market conditions at the time. Also, we received multiple rounds of SEC comments. As a result, we did not complete the Spin-off until December 18, 2008.

        The two objectives that were not completed in this goal category regard the effort to sublease excess capacity in our Redwood City facility and our plan to consolidate our operations within our facility. During 2008 PDL marketed our excess capacity to potential sublessees. Although overall economic conditions worsened during 2008 and sublease activity declined, adversely impacting PDL's efforts to sublease our excess capacity, PDL had entered into preliminary discussions with several potential sublessees, which discussions did not mature into consummated sublease transactions. Because of the nature and scope of the interest of some of these potential sublessees and other considerations, we determined not to consolidate our operations within the Redwood City facility during 2008.

        4.     Utilize Collaborations Effectively—One of our objectives in this goal category was to enter into a collaboration agreement for at least one development program by the end of 2008. On August 18, 2008, PDL and Bristol-Myers Squibb Company ("BMS") entered into a collaboration agreement regarding the global development and commercialization of our elotuzumab development product. PDL also granted BMS an option to expand the collaboration to include PDL241, another of our development products. Because this objective was completed early and because of the strategic importance of this objective and the terms and scope of the collaboration agreement with BMS, PDL's Board of Directors determined to fund this goal category at 110% of target allocation.

        In evaluating the Company's performance under the 2008 Performance Program, PDL's Board of Directors also considered PDL's performance of goals under the 2008 Performance Program in light of other factors, including:

  •
  The lack of a Chief Executive Officer during significant portions of the year;

  •
  The efforts undertaken to evaluate opportunities to monetize PDL's antibody humanization royalty assets, which was not among the goals in the 2008 Performance Program;

  •
  The significant time and attention dedicated to planning for the Spin-off, which was a late addition to the 2008 Performance Program;

  •
  The implementation of the restructuring announced in March 2008;

  •
  The uncertainty associated with the above events and efforts; and

  •
  Strategic review efforts conducted during the year.

        Because most of the objectives in the 2008 Performance Program were successfully completed, including several which were completed early or in a manner that exceeded expectations, notwithstanding the above factors, PDL's Board of Directors determined to increase the overall funding of the 2008 bonus pool by 5% in recognition of the added difficulty of achieving objectives during 2008.

        In February 2009, our Compensation Committee evaluated the individual performance of each of our officers to determine the amount of bonus they would earn with respect to 2008 service. The target bonus for each of our named executive officers for the bonuses earned in 2008, as adjusted for the Company's performance under the 2008 Performance Program and individual officer performance, are included in the table below. The actual cash bonuses earned by each named executive officer with respect to 2008 service are listed in the Summary Compensation Table in the "Non-Equity Incentive Plan Compensation" column.

Named Executive Officer	Target Bonus (unadjusted)	Bonus (adjusted for Company performance(1))		Final Bonus (adjusted for Company and individual performance)
Faheem Hasnain	75.0%	18.75	%(2)	18.75%
Andrew Guggenhime	37.5%	40.69%		49.72%
Maninder Hora	30.0%	32.55%		37.40%
Mark McCamish	37.5%	40.69%		40.69%
Jaisim Shah(3)	37.5%	—		—

(1)
The target bonus of each named executive officer, other than our Chief Executive Officer, was multiplied by 108.5%, the performance multiplier under our 2008 Performance Program, before further adjustment to reflect individual performance.

(2)
In accordance with Mr. Hasnain's offer letter, his target bonus was prorated based on his October 1, 2008 start date with PDL and equaled 18.75% after the proration factor was applied.

(3)
Mr. Shah was not eligible to receive a bonus under the 2008 Performance Program because he was not an employee at the time bonuses were paid.

        Our offer letter with Mr. Hasnain, which was negotiated at the time he joined PDL in October 2008, provided that his bonus with respect to 2008 service would be prorated and based on his contribution to PDL's and Facet's achievement of 2008 goals and objectives during 2008 and his individual performance during this period. Prior to the Compensation Committee's determinations regarding individual officer bonuses, Mr. Hasnain recommended to the Compensation Committee that his target bonus not be adjusted by 108.5%, the amount by which other employees' bonuses were adjusted to reflect the Company's performance of goals under the 2008 Performance Program, because he had joined PDL late in the year and had not impacted the bulk of PDL's performance during 2008. The Compensation Committee considered Mr. Hasnain's request and his demonstrated leadership during the transition of the Company through the Spin-off, including the efforts undertaken to evaluate and refine the Company's strategic focus and direction in a disciplined and expeditious manner, and set Mr. Hasnain's bonus at 100% of target, which prorated for his three months of service in 2008 resulted in an 18.75% bonus.

        In determining Mr. Guggenhime's bonus, the Compensation Committee took into account his heightened leadership role during 2008 from late-May 2008 until October 2008, when the Company did not have a Chief Executive Officer, his leadership role in the sales of PDL's commercial and cardiovascular product-related assets and PDL's antibody manufacturing facilities-related assets, each of which closed in March 2008, and his leadership in PDL's efforts to plan for and implement the Spin-off and evaluate opportunities to monetize PDL's antibody humanization royalty assets. In determining Dr. Hora's bonus, the Compensation Committee considered Dr. Hora's success in assuming responsibilities for process development, product supply and quality functions after the divestiture of PDL's manufacturing facility in March 2008, his contribution to the establishment of CMC supply chain functions in Redwood City, a Company objective under the 2008 Performance Program, which was achieved early, and his increased leadership role at the Company. In determining Dr. McCamish's bonus, the Compensation Committee considered Dr. McCamish's heightened leadership role during 2008 when the Company did not have a Chief Executive Officer as well as his leadership of the Clinical organization and contribution to the corporate goals relating to advancing our clinical pipeline.

2009 Performance Bonus Program

        In March 2009, the Board approved a performance-based bonus program for calendar year 2009 (the "2009 Performance Program") pursuant to which eligible employees, including officers of the Company, may receive cash bonuses for the successful achievement of certain goals of the Company during 2009. The primary goal categories under the 2009 Performance Program and their respective weighting are:

Category	Weighting
Operating expense and cash utilization related goals	25%
Development goals related to our daclizumab, volociximab, elotuzumab, PDL192 and PDL241 development products	25%
Business development related goals	25%
Leadership and organization related goals	15%
Culture, employee-development and reputation related goals	10%

Total:	100%

        The target bonus that each eligible employee may receive under the 2009 Performance Program would equal a percentage of the employee's annual base salary at the end of 2009, which percentage is dependent on the salary grade of the employee, adjusted upward or downward based on Company performance of the goals under the 2009 Performance Program and the individual performance of the eligible employee (as adjusted, the "Target Bonus").

        The successful achievement of the goals in the 2009 Performance Program would, subject to the other terms of the 2009 Performance Program, including the exercise of the discretion of the Board to increase, decrease or eliminate bonuses payable under the 2009 Performance Program, entitle each eligible employee to a set percentage of the employee's Target Bonus. The successful achievement of all of the goals in the 2009 Performance Program would, subject to the other terms of the 2009 Performance Program, entitle each eligible employee to 100% of the Target Bonus for that employee.

        All employees, other than interns and employees hired after September 30, 2009, are eligible to participate in the 2009 Performance Program, provided that they work 20 hours or more per week. Eligible employees who are assigned to regularly work a schedule of less than 40 hours per week but more than 20 hours per week would be entitled to a pro rated portion, based on their work schedule but excluding overtime hours, of the amount of the Target Bonus to which they would otherwise be entitled. Eligible employees that start after January 31, 2009 and before October 1, 2009 would be entitled to a pro rated portion of the amount of the Target Bonus to which they would otherwise be entitled. In order to receive any bonus that may be paid out under the 2009 Bonus Program, eligible employees also must continue to be employed by the Company at the time bonuses, if any, are paid, which the Company expects would occur in early 2010.

        The actual bonuses that the Company may pay under the 2009 Performance Program will depend on the extent to which the Company achieves the goals set forth in the 2009 Performance Program as determined by the Board. The Board reserves the right, exercisable at its discretion, to increase, decrease or eliminate the bonuses that could be paid under the 2009 Performance Program and to amend or terminate the 2009 Performance Program at any time.

2009 Cash Retention Bonus Program

        In March and June 2008, PDL's Compensation Committee approved time-based cash retention bonuses payable to each of our named executive officers, other than our Chief Executive Officer, who was not an employee of PDL at those times.

        Leading up to March 2008, PDL had undertaken a strategic review, asset divestiture process and restructuring, which significantly changed the strategic direction and operational scope of PDL. The uncertainty caused by the strategic review, asset sale processes, restructuring and related reductions-in-force that PDL undertook created anxiety among PDL employees. PDL believed that this caused voluntary attrition to increase and could cause attrition to continue because of employees' uncertainty regarding the continuation of employment. As a result, in an effort to mitigate the number of voluntary terminations, PDL approved a broad-based retention bonus program in which continuing employees, including officers, and certain transition employees participated.

        In May 2008, PDL's Board of Directors eliminated the position of Interim Chief Executive Officer, which was then held by L. Patrick Gage, and Dr. Gage and Karen Dawes, who was PDL's Chairperson of the Board at the time, resigned from PDL's Board. The remaining three PDL Board members jointly constituted an Office of the Chair of the Board and the members of PDL's Executive Team reported directly to the Office of the Chair while PDL continued its search for a new Chief Executive Officer. At that time, PDL was in the midst of preparing for the Spin-off and evaluating opportunities to sell or securitize all or part of its antibody humanization royalties and PDL had not yet completed its restructuring. Because of the strategic importance of these efforts and the greater uncertainty for executive officers after the elimination of the Interim Chief Executive Officer position and the significant change in the size of PDL's Board of Directors, in June 2008, PDL's Compensation Committee approved additional retention bonuses for PDL's executive officers and granted restricted stock awards to Dr. McCamish and Mr. Guggenhime, which fully vested upon the Spin-off.

        Each of the cash retention bonuses approved were time-based and were or will be earned provided that the individual remained or remains employed in good standing through a specified date. The dates on which many of these retention bonuses were earnable extended to the end of 2009. We continued these retention bonus programs and entered into retention bonus letter agreements with the named executive officers listed in the table below. The circumstances in which these retention bonus programs were adopted were unique and we do not expect to implement similar retention programs in the foreseeable future.

	Retention Bonus Payment Date
	January 31, 2009	May 31, 2009	June 30, 2009	September 4, 2009	December 31, 2009
Andrew Guggenhime	$25,000	—	$66,000	—	$88,000
Maninder Hora	—	$45,000	—	$67,500	—
Mark McCamish(1)	$25,000	—	$69,000	—	$92,000
Jaisim Shah(2)	$25,000	—	$60,000	—	$80,000

(1)
Dr. McCamish's resignation, as disclosed in our Form 8-K filed on January 7, 2009, became effective as of April 3, 2009. In accordance with the terms of our retention bonus letter agreement with him, he received his payment for the period ending on January 31, 2009, but is not entitled to receive the payments which otherwise would have been payable for the periods ending on June 30, 2009 and December 31, 2009.

(2)
We terminated Mr. Shah's employment on January 9, 2009. In accordance with the terms of our retention bonus letter agreement with him, he received a prorated portion of each of the retention bonuses listed in this row.

        In accordance with the retention bonus letter agreements we entered into with each of the above-listed officers, in the event a named executive officer's employment with us is terminated without "cause" (as defined in our retention plan) prior to one of the retention bonus payment dates set forth above, such officer would be eligible to receive a prorated amount of the retention bonuses that such officer would otherwise have earned. The foregoing proration would be based on the number of months between December 1, 2008 and such termination date, rounded up to the nearest whole month. Any portion of the retention bonus that would be payable would be earned provided that the officer signs, and does not revoke, the Company's form of release agreement within 60 days after the officer's termination date. Should the officer's employment be terminated without cause in connection with or following a "change in control" (as defined in our retention plan) and provided the officer signs, and does not revoke, a release agreement within 60 days of the date of employment termination, we would pay the officer the full amount of the retention bonuses that have not been earned. If the Company terminates an officer for cause or such officer voluntarily terminates employment, the individual would not be eligible to receive any portion of the retention bonuses that had not been earned.

Equity Incentives

        We believe that equity awards encourage the perspective necessary to meet longer-term financial and strategic goals and more closely align the interests of our employees with those of our stockholders. These awards cause our employees to think like owners because the value of equity awards, especially stock options, increases only if the value of our common stock increases. The long-term incentive of equity awards provides balance to the shorter-term and medium-term focus that base salary and annual bonuses may foster in isolation, thereby promoting thoughtful, balanced decision-making by our employees. We also believe that equity incentives are a key part of our ability to attract and retain employees, especially officers, in a highly competitive labor market.

New Hire Grants

        We grant to all our new employees stock option awards in connection with the start of their employment. The number of option shares granted to a new employee is based on the salary grade of the new employee and is subject to grant size guidelines established by our Compensation Committee. Because compensation packages for officers tend to be more highly negotiated than are compensation packages for other employees, equity awards to officers may vary from the guidelines customarily followed to a greater degree than awards to other employees and often will include a mix of stock options and restricted stock. For retention purposes, we target the size of our equity grants to be competitive with our peers and roughly at the 60th percentile based on compensation survey data we obtain. However, the actual grant date fair value of a given equity grant to an officer may differ from the 60th percentile target grant size for that officer's position depending on the officer's experience, knowledge, skills and education. Also, new hire equity grants to officers may be highly negotiated, which may cause a particular grant to differ from the 60th percentile target grant size for a particular position.

        Stock option grants to new employees, other than officers, are approved and granted by the Equity Grant Committee of our Board on the first business day of the week following the new employee's start date and have an exercise price equal to the closing price of our common stock on the date of grant. We believe that the process of granting new hire option grants on a weekly basis provides an even-handed, fair approach for our employees generally, because the new hire stock option grant to each new employee is granted closer in time to the employee's decision to accept an employment offer than if grants were made on a monthly, quarterly or less-frequent basis. Stock option grants to promoted employees, other than officers, are also customarily approved and granted by the Equity Grant Committee on the first business day of the first week after the date of the promotion. Most promotions occur in March in connection with the annual performance review process; however, promotions also occur from time to time throughout the year. Our new hire and promotion stock option grants vest over four years with 25% of the shares subject to the option vesting on the first anniversary of the grant date and 1/48 of the shares subject to the option vesting monthly after the first anniversary.

        The Equity Grant Committee is not authorized to grant equity awards to those officers that would be deemed "officers" ("Section 16 Officers") under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Grants to Section 16 Officers are made only by our Compensation Committee. Grants to other officers are also customarily made by our Compensation Committee and not by our Equity Grant Committee, even though our Equity Grant Committee also has the authority to grant equity awards to these other officers. Our Compensation Committee customarily approves the general terms of employment offers to prospective new officers, subject to limitations to allow our management to negotiate final terms with the candidate. The equity award grant negotiated with the prospective new officer is then sent to our Compensation Committee for approval after the officer candidate accepts our employment offer but before the start of employment. Because stock option grants to newly hired officers are customarily approved prior to the start of employment, these grants are usually effective on the officer's employment start date and have an exercise price equal to the closing price of our common stock on the officer's employment start date, which is the grant date. Our Compensation Committee also approves equity awards to officers in connection with promotions. These grants are customarily effective on the date of the promotions.

Annual Incentive Grants

        In addition to new hire option grants, we may grant employees, including our officers, annual equity awards, which most likely will be granted mid-year. Our annual stock option and restricted stock grants are on average approximately half the size of the grants that would otherwise be made to a new hire of the same salary grade, although an employee's individual performance affects the actual size of the grant, with higher performers receiving larger awards and lower performers receiving smaller or no awards. The goal of our annual equity incentive grant is to provide officers and employees with continued incentives to improve corporate performance and continuing retention benefits.

        We allocate between stock options and restricted stock awards to our employees and officers on a case-by-case basis, with awards weighted to either stock options or restricted stock for individual officers or employees based on our Compensation Committee's assessment in individual cases of the relative motivational impact of the respective types of equity and consistent with our Compensation Committee's goal to minimize dilution of stockholders. Our Compensation Committee determines the number of option shares or shares of restricted stock to be granted to each individual employee or officer based on a review of:

  •
  The employee's or officer's position at the Company;

  •
  His or her individual performance;

  •
  The number of unvested stock options and restricted shares held by the officer or employee;

  •
  The amount that the employee's or officer's stock options are "in the money," that is the extent to which the current market price exceeds the exercise price of such stock options; and

  •
  Other factors, including independent equity compensation survey data.

        Our annual stock option grants have an exercise price equal to the closing price of our common stock on the date of grant and vest with respect to 1/48 of the shares subject to the option on a monthly basis after the grant date. Annual restricted stock grants vest annually with respect to 25% of the shares subject to the grant.

Re-engagement and Value-Transfer Grants

        In connection with the Spin-off, we hired nearly all of PDL's employees because all of these employees support the Biotechnology Operations. Upon the Spin-off, the unvested PDL stock options held by these employees terminated, the vested portion of their PDL stock options remained exercisable for three months following the Spin-off and any unvested PDL restricted stock held by these employees was cancelled. We did not assume any of the PDL stock options held by our employees in connection with the Spin-off and our employees did not have any equity interest in the Company at the time of the Spin-off other than shares of the Company they may have received in the distribution to all PDL stockholders with respect to PDL stock they held prior to the ex-dividend date for the Spin-off.

        In order to provide initial equity incentives to our employees and better align the interest of our employees with those of our stockholders, we made certain broad-based equity grants to our employees in early 2009. On January 23, 2009, consistent with disclosures we made in the Information Statement attached as an exhibit to the Registration Statement on Form 10 we filed on August 13, 2008, we granted to our employees, including our officers, unvested stock options and restricted stock ("re-engagement grants"). The re-engagement grants for non-officer employees were market competitive with the 60th percentile based on salary grade level for new hire grants. Because our Chief Executive Officer had negotiated the terms of his employment with us, including his Facet equity grants, at the time he joined PDL in October 2008, he did not receive a re-engagement grant, but instead received the equity grants that were provided for in his offer letter with us (the "CEO Offer Letter Grants"). Although our Chief Executive Officer did not receive a re-engagement grant, we granted the CEO Offer Letter Grants at the same time we granted all of the re-engagement grants and the ratio of stock options to restricted stock in the CEO Offer Letter Grants impacted the mix of stock options and restricted stock in the re-engagement grants awarded to our other officers. With respect to our officer employees, other than our Chief Executive Officer, we determined re-engagement grant levels by evaluating both the 60th percentile grant size for new hire grants as well as average share ownership data of officers in our peer group. As noted, we also evaluated the ratio between option shares and shares of restricted stock granted to our Chief Executive Officer, which was a ratio of 3-to-1, and determined to use the same ratio for the re-engagement grants awarded to our other officers to demonstrate alignment among our officers. The CEO Offer Letter Grants and the re-engagement grants to our other named executive officers that we awarded on January 23, 2009 are listed in the table below.

CEO Offer Letter Grants and Officer Re-Engagement Grants

Named Executive Officer	Stock Options	Restricted Shares	Approximate Share Ownership(1)
Faheem Hasnain	300,000	100,000	1.63%
Andrew Guggenhime	64,000	21,330	0.35%
Maninder Hora	32,000	10,650	0.17%
Mark McCamish(2)	—	—	—
Jaisim Shah(3)	—	—	—

    (1)
    The approximate share ownership represents the aggregate number of stock option and restricted shares in this table divided by 24,576,879, which was the number of outstanding shares on January 23, 2009, the grant date for these awards.

    (2)
    At the time of grant, the Compensation Committee did not believe that a re-engagement grant to Dr. McCamish was justified in light of his pending departure. Dr. McCamish's resignation, as disclosed in our Form 8-K filed on January 7, 2009, became effective on April 3, 2009.

    (3)
    Mr. Shah was not an employee at the time we made re-engagement grants.

        Also, in an attempt to reflect the prior contributions of our continuing employees to the Biotechnology Operations while at PDL, we granted these employees, other than our Chief Executive Officer, Facet restricted stock awards ("value-transfer restricted shares") and Facet stock option awards ("value-transfer options") with an approximate value, based on certain assumptions, of the unvested

PDL restricted stock and vested PDL stock options held by these employees that expired in connection with the Spin-off. The value-transfer restricted shares were granted on January 23, 2009 at the same time we granted the re-engagement grants described above. The number of value-transfer restricted shares received by a given employee was determined by the value of unvested shares of PDL restricted stock that were cancelled upon the Spin-off. Each value-transfer restricted share award has a vesting schedule that matches the vesting schedule of the corresponding unvested PDL restricted stock award which terminated upon the Spin-off. The value-transfer options were granted on April 2, 2009 to our current employees who (i) held unexercised vested stock options to purchase shares of common stock of PDL on March 17, 2009, which vested PDL options expired on March 17, 2009 (the "Vested PDL Options"); (ii) held stock options to purchase shares of common stock of PDL immediately prior to the Spin-off, which options were granted after December 18, 2007 (each, a "2008 PDL Grant"); or (iii) were promoted to a higher grade level by PDL in 2008 but did not receive a stock option to purchase shares of PDL in connection with such promotion (each, a "2008 Missed Grant", and together with the Vested PDL Options and the 2008 PDL Grants, the "Eligible PDL Options"). The number of shares issuable under each value transfer stock option grant was determined using a Black-Scholes valuation methodology, with each value transfer stock option granted to our employee having a value approximately equal to the value as of December 18, 2008 of the Eligible PDL Option that (i) with respect to each Vested PDL Option, was vested and unexercised at the end of business on March 17, 2009, (ii) with respect to each 2008 PDL Grant, would have been vested and unexercised at the end of business on December 17, 2008 had such stock option vested on a monthly basis from the date of grant, or (iii) with respect to each 2008 Missed Grant, would have been vested and unexercised at the end of business on December 17, 2008 had such stock option been granted on the effective date of the relevant promotion and vested on a monthly basis from the date of grant. We determined the value of each Eligible PDL Option using a Black-Scholes valuation methodology (i) assuming reductions to the exercise price of certain Eligible PDL Options to account for the special cash dividend distributed by PDL in May 2008, to the extent such Eligible PDL Options had not previously been adjusted for such special cash dividend, and assuming increases to the exercise price of each Eligible PDL Option by the amount of the decrease in exercise price effected in connection with the Spin-off; and (ii) assuming with respect to each 2008 PDL Grant that such stock option would have vested monthly from the date of grant and with respect to each 2008 Missed Grant that such stock option would have been granted on the effective date of the relevant promotion and that such stock option would have vested monthly from the date of grant.

Value-Transfer Equity Grants

Named Executive Officer	Value-Transfer Restricted Shares	Value-Transfer Options
Faheem Hasnain(1)	—	—
Andrew Guggenhime	8,270	20,980
Maninder Hora	2,756	16,856
Mark McCamish	12,405	19,045
Jaisim Shah(2)	—	—

    (1)
    Mr. Hasnain joined PDL in October 2008 shortly before the Spin-off and did not receive value-transfer equity awards.

    (2)
    Mr. Shah was not an employee at the time we made any of the value-transfer equity grants.

Policy on Timing of Equity Grants

        We do not have any plan or practice to time equity grants in coordination with our public release or disclosure of material nonpublic information. We also do not time our release of material nonpublic information for purposes of affecting the value of compensation to employees, including our officers. Under our equity compensation plans:

  •
  Equity grants approved by our Board or Compensation Committee are granted effective as of the date of the meeting (the "Grant Date"), unless another later date is specified by the Board or Compensation Committee, at its discretion, including because the public announcement of material information is anticipated.

  •
  Equity grants approved by our Board or Compensation Committee pursuant to a unanimous written consent are effective as of the first business day of the week following the receipt by the Company of the last signature required for such consent, unless another effective date is specified by the terms of such consent, which date shall not be earlier than the date the written consent becomes effective.

  •
  Equity grants to our new employees are granted effective on the first business day of the week following the start date for such employees.

  •
  Equity grants to existing employees for promotion or to reward performance are granted effective on the first business day of the week following the final approval of the promotion.

Change in Control and Severance Benefits

        Our change in control benefits are intended to retain our officers during the pendency of a proposed change of control transaction and to align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Our Compensation Committee has determined that offering change in control benefits would better ensure the retention of our officers during the pendency of a potential change in control transaction. Without these benefits, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. Our Compensation Committee believes that these benefits therefore serve to enhance stockholder value in any such transaction, and align our officers' interests with those of our stockholders in change in control transactions.

        The potential payments that each of our named executive officers would have received if a change in control or termination of employment had occurred on December 31, 2008 are set forth under the section titled "Potential Payments Upon Termination or Change in Control" in this proxy statement.

        If the Wong Nominees are elected to our Board at the annual meeting, a change of control under various of our agreements with our officers will have occurred.

Retention and Severance Plan

        We adopted our Retention and Severance Plan, or the "retention plan," which provides for the acceleration of vesting of equity awards and severance benefits in connection with a participant's involuntary termination of employment, whether following a "change in control" or otherwise. Each of our officers, including our named executive officers, is eligible to receive benefits under the retention plan. The extent of vesting acceleration and amount of severance payable to an officer is based on whether an officer is a "vice president," "senior vice president" or the "chief executive officer."

        A change in control under our retention plan is deemed to occur if:

  •
  any person or entity becomes the "beneficial owner," directly or indirectly, of our securities representing 50% of the total fair market value or total combined voting power of our then outstanding securities entitled to vote generally in the election of directors, subject to certain exceptions;

  •
  we are a party to a merger or consolidation or similar corporate transaction, or series of related transactions, which results in the holders of our voting securities outstanding immediately prior to such transaction(s) failing to retain immediately after such transaction(s) direct or indirect beneficial ownership of more than 50% of the total combined voting power of the securities entitled to vote generally in the election of our directors or the surviving entity outstanding immediately after such transaction(s), subject to certain exceptions;

  •
  the sale, exchange or transfer of all or substantially all of our assets or consummation of any transaction, or series of related transactions, having similar effect (other than a sale or disposition to one or more of our subsidiaries); or

  •
  a change in the composition of our Board within any consecutive 12-month period as a result of which fewer than a majority of the directors are "incumbent directors" (as defined in the retention plan).

        If the Wong Nominees are elected to our Board at the annual meeting, a change of control under our Retention and Severance Plan will have occurred.

        If the surviving or acquiring entity in a change in control does not assume or otherwise issue substitutes for equity awards whose vesting is based on continued service alone ("service-based equity awards"), then, immediately prior to the change in control, 100% of the unvested portion of awards held by each participant would become vested in full. In addition, all equity awards whose vesting is based on achievement of performance goals ("performance-based equity awards") would vest in full immediately prior to the change in control in an amount that would vest had the target level of performance been achieved. In either case, continued employment to the time of the change in control is a condition to acceleration of vesting of a participant's equity awards, except as otherwise provided by the retention plan in the event of involuntary termination.

        Without the above-described acceleration of equity awards, officers may be tempted to leave us prior to the closing of the change in control, especially if they do not wish to remain with the acquiring or surviving entity, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent.

        The retention plan also provides for severance and health and life insurance continuation benefits, outplacement benefits and certain acceleration of vesting of equity awards in the event the participating officer's employment is involuntarily terminated. For the purposes of the retention plan, involuntary termination means termination of employment by the company other than for "cause" or the participant's death or permanent disability, or the participant's resignation for "good reason" (each, a "triggering termination"). The specific benefits provided vary depending on whether involuntary termination occurs within 18 months after the change in control or at other times not in connection with a change in control. In any case, the severance benefits provided and equity award vesting acceleration that occurs in connection with a triggering termination are conditioned on the officer's execution of a general release of all claims against us in a form prescribed by the retention plan.

        If a participant's employment is involuntarily terminated within 18 months after a change in control, then the participant is entitled to certain payments based on the participant's monthly base salary and annual incentive bonus rates, together with certain additional benefits, as follows:

  •
  The participant would receive a lump sum payment equal to the sum of the participant's monthly base salary rate and monthly annual incentive bonus rate for a specified number of months based on the participant's position: (i) 24 months if the participant is the chief executive officer, (ii) 18 months if the participant is a senior vice president, (iii) 12 months if the participant is a vice president, and (iv) nine months if the participant is a key employee.

  •
  The participant would continue to receive health and life insurance benefits for (i) 24 months, if the participant is the chief executive officer, (ii) 18 months if the participant is a senior vice president, (iii) 12 months if the participant is a vice president, and (iv) nine months if a participant is a key employee.

  •
  100 percent of the unvested portion of the equity awards held by the participant, including awards granted by the surviving or acquiring entity after the change in control, would become vested.

  •
  Stock options held by the participant would remain exercisable for one year after termination of employment.

  •
  The participant would receive outplacement services for a period of six months.

        If a participant's employment is involuntarily terminated at any time other than within 18 months after a change in control, then the participant is entitled to certain payments based on the participant's monthly base salary rate alone, together with certain additional benefits, as follows:

  •
  The participant would receive a lump sum payment equal to the participant's monthly base salary rate and monthly annual incentive bonus rate for a number of months based on the participant's position: (i) 18 months if the participant is the chief executive officer, (ii) 12 months if the participant is a senior vice president, (iii) nine months if the participant is a vice president, and (iv) six months if the participant is a key employee.

  •
  The participant would continue to receive health and life insurance benefits for (i) 18 months if the participant is the chief executive officer, (ii) 12 months if the participant is a senior vice president, (iii) nine months if the participant is a vice president, and (iv) six months if the participant is a key employee.

  •
  Any unvested service-based equity awards held by the participant, which would otherwise vest during the one year following termination, would become vested. Except for awards intended to quality for exemption under Section 162(m) of the Code, the vesting of performance-based equity awards would accelerate to the extent that the award would vest had the target level of performance been achieved, subject to proration if the performance period would have continued for more than 12 months beyond the date of the participant's termination of employment, in the case of performance-based equity awards intended to qualify for exemption under Section 162(m) of the Code, the extent of accelerated vesting would be determined by the actual achievement of the applicable performance goals at the end of the performance period, subject to proration if the performance period extends more than 12 months beyond the participant's termination of employment.

  •
  Stock options held by the participant would remain exercisable for one year after termination of employment.

  •
  The participant would receive outplacement services for a period of six months.

        For purposes of the retention plan, the term "monthly base salary rate" means an amount equal to the officer's monthly base salary immediately prior to the triggering termination (without giving effect to any reduction constituting "good reason" for resignation) or, if greater, the officer's monthly base salary immediately prior to the change in control. The term "monthly annual incentive bonus rate" means a quotient determined by dividing 12 by whichever of the following amounts is the greatest: (1) the aggregate amount of all annual incentive bonuses earned by the officer during the fiscal year immediately prior to the year of the change in control, (2) the aggregate amount of all annual incentive bonuses earned by the officer during the fiscal year immediately prior to the year of the triggering termination, or (3) the aggregate of all annual incentive bonuses that would be earned by the officer at the targeted annual rate assuming attainment of 100% of all applicable performance goals in the year which the triggering termination occurs. For this purpose, annual incentive bonuses do not include signing bonuses, retention bonuses or other nonrecurring cash awards that are not part of an annual incentive bonus program.

        For purposes of the retention plan, the term "cause" means the occurrence of any of the following:

  •
  Such participant's theft, dishonesty, willful misconduct, breach of fiduciary duty for personal profit, or falsification of any of our documents or record;

  •
  Such participant's material failure to abide by our code of conduct or other written policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct);

  •
  Such participant's material and intentional unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of ours (including, without limitation, such participant's improper use or disclosure of our confidential or proprietary information);

  •
  Such participant's intentional act which has a material detrimental effect on our reputation or business;

  •
  Such participant's repeated failure or inability to perform any reasonable assigned duties after written notice of, and a reasonable opportunity to cure, such failure or inability;

  •
  Such participant's material breach of any employment, service, non-disclosure, non-competition, non-solicitation or other similar agreement of ours, which breach is not cured pursuant to the terms of such agreement or within 20 days of receiving written notice of such breach; or

  •
  Such participant's conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs such participant's ability to perform his or her duties to us.

        For purposes of the retention plan, the term "good reason" means the occurrence of any of the following conditions without such participant's informed written consent:

  •
  A material diminution in such participant's authority, duties or responsibilities, causing such participant's position to be of materially lesser rank or responsibility;

  •
  A material diminution in the authority, duties or responsibilities of the supervisor to whom such participant is required to report, causing such supervisor's position to be of materially lesser rank or responsibility; or, if such participant reports to the Board, a requirement that such participant report to a corporate officer or employee other than directly to our Board or the board of any parent company of ours;

  •
  a material reduction in such participant's base salary rate or annual incentive bonus target rate, unless reductions comparable in amount and duration are concurrently made for all other officers and key employees of ours;

  •
  a change in such participant's work location that increases the regular one-way commute distance between such participant's residence and work location by more than 30 miles; or

  •
  any action or inaction by us or our successor that constitutes a material breach with respect to such participant of the retention plan or an employment agreement under which such participant provides services to us.

        The offer letter we entered into with Faheem Hasnain, our Chief Executive Officer, provided that his participation agreement under the Retention and Severance Plan would provide for a tax "gross-up" payment to Mr. Hasnain in the event that an excise tax payment becomes payable by Mr. Hasnain under Sections 280G and 4999 of the Internal Revenue Code, which excise tax may be due in certain change of control events. The effect of the tax "gross-up" payment is that the net amount retained by him from all payments after deduction of applicable taxes, including excise tax, penalties and interest with respect to these payments, would equal the net amount that he would have retained in the absence of the excise tax imposed by Section 280G and Section 4999 of the Internal Revenue Code.

Tax Considerations

        Our Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations which restrict deductibility for federal income tax purposes of executive compensation paid to our Chief Executive Officer and each of the four other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. The members of our Compensation Committee qualify as outside directors for purposes of exempting executive compensation from the limits on deductibility under Section 162(m). Our Compensation Committee is solely responsible for granting stock options to officers. In the future, our Compensation Committee will continue to evaluate the advisability of exempting executive compensation from the deductibility limits of Section 162(m). Our Compensation Committee's policy is to qualify our executives' compensation for deductibility under applicable tax laws to the maximum extent possible, consistent with our compensation objectives.

Stock Ownership Guidelines

        The Board believes that ownership of our common stock by our officers and directors promotes a focus on long-term growth and aligns the interests of our officers and directors with those of our stockholders. During 2009, we expect that our Board will evaluate the adoption of stock ownership guidelines that would apply to our executive officers and directors to achieve this goal.

Prohibition against Certain Equity Transactions

        Our Trading Compliance Policy prohibits our officers and directors from engaging in "short" sales and hedging or monetization transactions which could reasonably cause our officers and directors to have interests adverse to our stockholders. "Short" sales, which are sales of shares of common stock by a person that does not own the shares at the time of the sale, evidence an expectation that the value of the shares will decline in value. We prohibit our officers and directors from entering into "short" sales because such transactions signal to the market that the officer or director has no confidence in us or our short-term prospects and may reduce the officer's or director's incentive to improve our performance. In addition, Section 16(c) of the Exchange Act expressly prohibits officers and directors from engaging in short sales. Our officers and directors are also prohibited under our Trading Compliance Policy from entering into hedging or monetization transactions, such as zero-cost collars and forward sale contracts, which allow a party to lock in much of the value of their stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow someone to continue to own the covered securities, but without the full risks and rewards of ownership. If an officer or director were to enter into such a transaction, the officer or director would no longer have the same objectives as our other stockholders.

REPORT OF THE COMPENSATION COMMITTEE

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis found on pages 18 to 36 of this proxy statement. Based on this review and these discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company's annual report on Form 10-K for the fiscal year ended December 31, 2008.

  Respectfully submitted,

  Gary Lyons, Chairperson
  Brad Goodwin

 EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

        The following table sets forth information concerning the compensation earned by our chief executive officer, our chief financial officer and our three other most highly compensated executive officers (each, a "named executive officer") during 2008 with PDL and the Company.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Faheem Hasnain	2008	112,115	(3)(4)	—		—	—	103,125	(5)	25,787	(6)	241,027
President and	2007	—		—		—	—	—		—		—
Chief Executive Officer	2006	—		—		—	—	—		—		—
Andrew Guggenhime	2008	345,804	(3)	116,000	(7)	129,590	319,478	180,000	(5)	4,619	(8)	1,095,491
Senior Vice President and	2007	348,081		17,755	(9)	59,340	301,569	97,245	(9)	3,668	(8)	827,658
Chief Financial Officer	2006	228,750	(10)	74,900	(11),(12)	44,307	168,410	—		3,365	(8)	519,732
Maninder Hora	2008	280,951	(3)	97,500	(7)	6,517	142,882	110,000	(5)	192,664	(13)	830,514
Vice President, Product	2007	280,125		4,622	(9)	10,569	121,016	62,608	(9)	4,371	(8)	483,311
and Quality Operations	2006	118,731	(14)	49,700	(11)(15)	4,496	39,044	—		569	(8)	212,540
Mark McCamish(18)	2008	373,277	(3)	119,000	(7)	117,390	179,928	155,874	(5)	5,263	(8)	950,732
Senior Vice President and	2007	308,308	(16)	187,471	(9)(17)	29,898	143,896	92,529	(9)	5,032	(8)	767,134
Chief Medical Officer	2006	—		—		—	—	—		—		—
Jaisim Shah(19)	2008	310,417	(3)	110,000	(7)	30,893	104,135	—		8,297	(8)	563,742
Senior Vice President and	2007	297,045		17,013	(9)	52,695	161,002	82,987	(9)	7,648	(8)	618,390
Chief Business Officer	2006	287,000		66,010	(11)	23,475	218,942	—		6,810	(8)	602,237

(1)
Amounts listed in this column reflect the compensation cost PDL recognized for financial statement purposes during 2008 for the shares of PDL restricted stock held by our named executive officer calculated in accordance with Statement of Financial Accounting Standards (SFAS) No. 123, "Share-Based Payment (Revised 2004)" ("SFAS 123(R)"). See note 3 of PDL's "Notes to consolidated financial statements" in PDL's annual report on Form 10-K filed with the SEC on March 2, 2009 for a discussion of assumptions PDL made in determining the compensation costs included in this column.

(2)
Amounts listed in this column reflect the compensation cost PDL recognized for financial statement purposes during 2008 for the stock awards held by the named executive officer calculated in accordance with SFAS 123(R) and using a Black-Scholes valuation model. See note 3 of PDL's "Notes to consolidated financial statements" in PDL's annual report on Form 10-K filed with the SEC on March 2, 2009 for a discussion of assumptions PDL made in determining the compensation costs included in this column.

(3)
This amount consists of 2008 salary earned as a PDL employee through November 30, 2008 and salary earned as a Facet employee from December 1, 2008 through December 31, 2008.

(4)
Mr. Hasnain's annual base salary in 2008 was $550,000. The amount of salary earned is lower than his base salary, however, because Mr. Hasnain joined PDL in October 2008.

(5)
This amount reflects the amount of cash bonus earned under the 2008 Performance Program.

(6)
Pursuant to the offer letter Mr. Hasnain entered into with both PDL and Facet, he is entitled to a $6,000 monthly housing allowance and reimbursement of up to $7,500 of his attorneys' fees incurred in connection with his negotiation of his offer letter with PDL. This amount consists of three months of the housing allowance benefit and reimbursement of Mr. Hasnain's attorneys' fees.

(7)
Our named executive officers, other than Mr. Hasnain, earned retention bonuses on the dates and in the amounts set forth in the table below. See the section titled "2009 Cash Retention Bonus Program" above in the "Compensation Discussion and Analysis" section for more information regarding these bonuses.

	Retention Bonus Payment Dates
	July 31, 2008	September 30, 2008	October 31, 2008	December 1, 2008
Andrew Guggenhime	$25,000	$66,000	$25,000	—
Maninder Hora	—	$30,000	—	$67,500
Mark McCamish	$25,000	$69,000	$25,000	—
Jaisim Shah	$25,000	$60,000	$25,000	—
(8)
Consists of (A) matching contributions PDL made to the officer's 401(k) plan and (B) insurance premiums paid with respect to life insurance for the benefit of the officer.

(9)
Based on PDL's performance against stated goals in PDL's 2007 Performance Program, PDL's Compensation Committee funded PDL's bonus pool at 74.5%. PDL's Compensation Committee, in the exercise of its discretion, increased the funding of the bonus pool by an additional 5.5% to recognize PDL's achievement of strategic goals and objectives that were adopted in the second half of 2007, which were not included as goals or objectives under the 2007 Performance Program when it was originally developed and adopted. As a result, a portion of this officer's bonus is classified under the "Non-equity Incentive Plan Compensation" column and the remainder is classified under the "Bonus" column.

(10)
Mr. Guggenhime's annual base salary in 2006 was $305,000. The amount of salary earned is lower than his base salary, however, because Mr. Guggenhime joined PDL in April 2006.

(11)
Although the target bonuses (not including hiring bonuses that were earned by some of PDL's named executive officers) of each of PDL's executive officers earned in 2006 were adjusted based on PDL's performance during 2006, PDL had not established or communicated to PDL's executive officers a formal connection between the amount of the target bonus the executive officer would receive and the extent to which PDL achieved PDL's company-wide objectives until November 2006. Because of this, the bonuses that PDL's named executive officers received with respect to 2006 bonuses that were impacted by PDL's performance are classified in the "Bonus" column and not classified and disclosed as awards under a non-equity incentive plan.

(12)
Includes a hiring bonus of $20,000 PDL paid to Mr. Guggenhime at the start of his employment with PDL in April 2006.

(13)
Consists of (A) matching contributions PDL made to Dr. Hora's 401(k) plan, (B) insurance premiums paid with respect to life insurance for the benefit of Dr. Hora and (C) a relocation payment of $185,048 that PDL paid to Dr. Hora in connection with his purchase of a residence pursuant to a letter agreement between Dr. Hora and PDL.

(14)
Dr. Hora's annual base salary in 2006 was $270,000. The amount of salary earned is lower than his base salary, however, because Dr. Hora joined PDL in July 2006.

(15)
Includes a hiring bonus of $20,000 paid to Dr. Hora at the start of his employment with PDL in July 2006.

(16)
Dr. McCamish's annual base salary in 2007 was $360,000. The amount of salary earned is lower than his base salary, however, because Dr. McCamish joined PDL in February 2007.

(17)
Includes a hiring bonus of $100,000 and a relocation bonus of $55,000 PDL paid to Dr. McCamish at the start of his employment with PDL in February 2007.

(18)
Dr. McCamish's services as an officer and employee of the Company terminated in April 2009.

(19)
We terminated the services of Mr. Shah as an officer and employee of the Company in January 2009.

Grants of Plan-Based Awards During 2008

        We did not grant any equity awards to our named executive officers or any employees during 2008. Please see the sections titled "Re-engagement and Value-Transfer Grants" above and the descriptions of our employment arrangements with Mr. Hasnain below regarding equity awards we made to our executive officers in early 2009.

        The following table lists each equity award granted by PDL during 2008 to our named executive officers.

Name	Grant Date	Date of Board of Directors Action	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Stock and Option Awards
Faheem Hasnain	10-01-2008	09-16-2008	125,000			$1,167,500
	10-01-2008	09-16-2008		650,000	$9.34	$2,250,690
Andrew Guggenhime	06-19-2008	06-19-2008	10,000			$111,400
Maninder Hora	—	—	—	—	—	—
Mark McCamish	06-19-2008	06-19-2008	10,000			$111,400
Jaisim Shah	—	—	—	—	—	—

Employment Arrangements

        We entered into employment offer letters with each of our named executive officers in connection with the Spin-off and their start of employment with us on December 1, 2008. None of these employment offer letters indicates a specific term of employment, each officer is an "at-will" employee and each officer's employment may be terminated by us or the named executive officer at any time. Each offer letter specifies the officer's initial annual base salary and annual target bonus, which are set forth in the table below. Certain additional terms of our employment arrangements with Mr. Hasnain are summarized below.

Named Executive Officer	Initial Annual Base Salary	Initial Annual Target Bonus
Faheem Hasnain	$550,000	75.0%
Andrew Guggenhime	$362,050	37.5%
Maninder Hora	$294,150	30.0%
Jaisim Shah	$325,000	37.5%
Mark McCamish	$383,100	37.5%

        Our employment offer letter with Faheem Hasnain also specifies that he will receive a monthly housing allowance of $6,000 until the earlier of his termination of employment or October 1, 2010. The offer letter also provided that Mr. Hasnain would be granted (1) an option to acquire 300,000 shares of our common stock and (2) a restricted stock award for 100,000 shares of our common stock; we granted these awards to Mr. Hasnain on January 23, 2009. The offer letter also provides that Mr. Hasnain's participation agreement under our retention plan will provide for a gross up payment to Mr. Hasnain in the event that an excise tax payment becomes payable by Mr. Hasnain under Sections 280G and 4999 of the Internal Revenue Code, which excise tax may be due in certain change of control events, in connection with payments and benefits Mr. Hasnain may receive under our retention plan.

Option Exercises and Stock Vested in 2008

        The following table lists the number of shares of PDL common stock acquired upon exercise of options by each named executive officer during 2008 and the number of shares of restricted PDL common stock held by each named executive officer that vested during 2008. Our named executive officers held no Facet stock-based awards during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Faheem Hasnain	—	—	—	—
Andrew Guggenhime	—	—	11,875	$114,224
Maninder Hora	—	—	625	$6,669
Mark McCamish	—	—	11,875	$123,131
Jaisim Shah	1,251	$6,044	3,125	$34,313

(1)
Value realized on exercise equals the aggregate differences between the market price and the exercise price at the time of each option exercise.

(2)
Value realized on vesting equals the market value of the shares that vested on the vesting date.

Outstanding Equity Awards at December 31, 2008

        None of our named executive officers held any Facet equity awards as of December 31, 2008. The following table sets forth information regarding each unexercised option to purchase shares of PDL common stock held by our named executive officers as of December 31, 2008. As a result of the Spin-off, the unvested portion of each PDL stock option held by our named executive officers terminated and the then-vested portion of each PDL stock option remained exercisable until March 17, 2009, at which time any unexercised portion of these PDL stock options terminated. Also as a result of the Spin-off, the unvested portion of any PDL restricted shares held by our named executive officers terminated.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date(1)
Faheem Hasnain(2)	—	—	—	—
Andrew Guggenhime	43,333	—	$25.344	3/17/2009
	11,666	—	$14.234	3/17/2009
	9,166	—	$16.104	3/17/2009
	10,000	—	$19.204	3/17/2009
Mark McCamish	37,187	—	$16.244	3/17/2009
	6,666	—	$19.204	3/17/2009
Maninder Hora	29,166	—	$10.604	3/17/2009
	10,000	—	$19.204	3/17/2009
Jaisim Shah	160,000	—	$32.917	3/17/2009
	30,000	—	$16.004	3/17/2009
	313	—	$11.064	3/17/2009
	5,063	—	$12.354	3/17/2009
	10,000	—	$19.204	3/17/2009
	31,604	—	$18.834	3/17/2009
	8,540	—	$14.234	3/17/2009

(1)
The right to exercise the vested portion of each PDL stock option held by our named executive officers lapsed on March 17, 2009, three months after the Spin-off, pursuant to the terms of the option agreement governing each option.

(2)
Mr. Hasnain did not hold any vested PDL stock options immediately prior to the Spin-off and, as a result, all of his PDL stock options terminated upon the Spin-off.

 Potential Payments upon Termination or Change in Control

        The tables below identify the potential payments that each of our named executive officers would have received in the event of a change in control or termination of employment assuming that the transaction or termination occurred on December 31, 2008. Except as noted below, all of the potential payments listed in the table below are payments that would have been made pursuant to the terms of our retention plan discussed above under the heading "Change in Control and Severance Benefits."

        If the Wong Nominees are elected to our Board at the annual meeting, a change of control under various of our agreements with our officers will have occurred.

		Acceleration of Vesting(1)
					Continuation of Benefits and Outplacement Services(3)
		Stock Options	Restricted Stock	Severance Payment(2)		Tax Gross-Up Payments	Acceleration of Retention Bonuses(4)	Total
Faheem Hasnain
•	Change in control transaction (options not assumed)(5)	—	—	—	—	—	—	—
•	Change in control employment termination(6)	—	—	$1,925,000	$58,896	$807,589	—	$2,791,485
•	Employment termination absent a change in control(7)	—	—	$1,443,750	$46,821	—	—	$1,490,571
Andrew Guggenhime
•	Change in control transaction (options not assumed)(5)	—	—	—	—	—	—	—
•	Change in control employment termination(6)	—	—	$746,728	$46,820	—	$179,000	$972,548
•	Employment termination absent a change in control(7)	—	—	$497,819	$34,646	—	$28,965	$561,430
Maninder Hora
•	Change in control transaction (options not assumed)(5)	—	—	—	—	—	—	—
•	Change in control employment termination(6)	—	—	$382,395	$34,646	—	$112,500	$529,541
•	Employment termination absent a change in control(7)	—	—	$286,796	$28,522	—	$14,958	$330,276
Mark McCamish
•	Change in control transaction (options not assumed)(5)	—	—	—	—	—	—	—
•	Change in control employment termination(6)	—	—	$790,144	$46,820	—	$186,000	$1,022,964
•	Employment termination absent a change in control(7)	—	—	$526,763	$34,646	—	$29,704	$591,113
Jaisim Shah
•	Change in control transaction (options not assumed)(5)	—	—	—	—	—	—	—
•	Change in control employment termination(6)	—	—	$670,313	$46,820	—	$165,000	$882,133
•	Employment termination absent a change in control(7)	—	—	$446,875	$34,646	—	$27,487	$509,008

(1)
None of our named executive officers held any Facet equity awards as of December 31, 2008.

(2)
The amounts listed in this column do not include the payment of accrued salary and vacation that would be due upon termination of employment.

(3)
Represents the present value of the continuation of our current employee benefits, including medical, dental, disability and life insurance as well as the value of six months of outplacement services under our retention plan. Under our retention plan, benefits continue for 24 months after a triggering termination for our Chief Executive Officer, 18 months after a triggering termination for our senior vice presidents and 12 months after a triggering termination for our vice presidents.

(4)
The amounts in this column consist of retention bonus payments that would be accelerated pursuant to the terms of retention bonus letter agreements we entered into with each of our named executive officers other than our Chief Executive Officer. See the section titled "2009 Cash Retention Bonus Program" above in the "Compensation Discussion and Analysis" section for more information regarding these bonuses.

(5)
If a "change in control" under our retention plan occurs and the surviving or acquiring entity in the change in control transaction neither assumes the officer's equity awards nor issues substitute awards, then 100% of the unvested portion of awards held by each participant would become vested in full and all equity awards whose vesting is based on achievement of performance goals would vest in full immediately prior to the change in control in an amount that would vest had the target level of performance been achieved. None of our officers held any Facet equity awards at December 31, 2008.

(6)
The amounts in this row were determined on the assumption that a "change in control" under our retention plan occurred and a triggering termination occurred with respect to the officer's employment. This severance payment is based on the officer's annual base salary and annual incentive bonus rate as of December 31, 2008.

(7)
The amounts in this row were determined on the assumption that a triggering termination occurred with respect to the officer's employment absent a change in control. This severance payment is based on the officer's annual base salary and annual incentive bonus rate as of December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding beneficial ownership of our common stock as of April 9, 2009, with respect to our current officers and directors, and as of the date noted below for those persons or groups that beneficially hold more than 5% of our outstanding shares of common stock. The table contains ownership information for:

  •
  each person who is known by us, based on the records of our transfer agent and relevant documents filed with the SEC, to own beneficially more than 5% of the outstanding shares of our common stock;

  •
  each member of or nominee to our Board;

  •
  each of our named executive officers; and

  •
  all members of our Board and our executive officers as a group.

        Unless otherwise specified, the address of each named individual in the table below is the address of the Company.

Name of Beneficial Owner or Identity of Group(1)	Amount and Nature of Beneficial Ownership of Common Stock	Percent of Class
The Baupost Group, L.L.C.(2) 10 St. James Avenue, Suite 1700 Boston, Massachusetts 02116	4,374,407	17.8%
Iridian Asset Management LLC(3) 276 Post Road West Westport, Connecticut 06880	2,960,204	12.1%
Goldman Sachs Asset Management(4) 32 Old Slip New York, New York 10005	1,275,451	5.2%
Brad Goodwin(5)	16,666	*
Gary Lyons(6)	13,888	*
David R. Parkinson, M.D.(7)	13,888	*
Kurt von Emster(8)	12,499	*
Faheem Hasnain	100,000	*
Andrew Guggenhime(9)	57,051	*
Maninder Hora(10)	33,609	*
Mark McCamish(11)	32,245	*
Jaisim Shah	2,127	*
All directors and executive officers as a group (10 persons)(12)	319,677	1.3%

*
Less than 1%

(1)
Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

(2)
All information included in this footnote regarding the beneficial ownership of The Baupost Group, L.L.C. ("Baupost"), SAK Corporation ("SAK"), and Seth A. Klarman ("Mr. Klarman") is based on our review of a Schedule 13D filed with the SEC by Baupost, Baupost Value Partners, L.P.-IV ("Baupost Partners"), SAK and Mr. Klarman on April 8, 2009 regarding their beneficial ownership of our common stock (the "Baupost 13D"). According to the Baupost 13D, Baupost, Baupost Partners, SAK and Mr. Klarman each beneficially owns 4,374,407 shares of our common stock and each shares voting and dispositive power with respect to these shares.

(3)
All information included in this footnote regarding the beneficial ownership of Iridian Asset Management LLC ("Iridian"), The Governor and Company of the Bank of Ireland ("Bank of Ireland"), BIAM Holdings ("Holdings"), BancIreland (US) Holdings, Inc. ("BancIreland"), BIAM (US) Inc. ("BIAM") is based on our review of a Schedule 13G filed with the SEC by Iridian, Bank of Ireland, Holdings, BancIreland and BIAM on February 4, 2009 regarding their beneficial ownership of our common stock (the "Iridian 13G"). According to the Iridian 13G, Iridian, Bank of Ireland, Holdings, BancIreland and BIAM each beneficially owns in the aggregate 2,960,204 shares of our common stock and each shares voting and dispositive power with respect to these shares.

(4)
All information included in this footnote regarding the beneficial ownership of Goldman Sachs Asset Management, L.P. ("GSA") and Goldman Sachs Investment Strategies, LLC ("GSI") is based on our review of a Schedule 13G filed with the SEC by GSA and GSI on February 12, 2009 regarding their beneficial ownership of our common stock (the "Goldman 13G"). According to the Goldman 13G, GSA and GSI each beneficially owns in the aggregate 1,275,451 shares of our common stock and each shares voting and dispositive power with respect to these shares.

(5)
Includes 6,666 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(6)
Includes 5,555 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(7)
Includes 5,555 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(8)
Includes 4,166 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(9)
Includes 26,313 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(10)
Includes 19,522 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

(11)
Includes 19,045 shares issuable upon exercise of options which are currently exercisable.

(12)
Consists of all shares beneficially owned by our directors and executive officers who served in that capacity as of April 9, 2009. Includes 84,897 shares issuable upon the exercise of options which are currently exercisable or will become exercisable by June 8, 2009, the date 60 days after April 9, 2009.

MATTERS FOR APPROVAL AT THE MEETING

Proposal 1
Election of Directors

        We have nominated all five members of our Board of Directors to stand for re-election, to hold office until the next annual meeting of stockholders. Each nominee elected as a member of our Board of Directors will continue in office until his successor has been elected and qualified, or until his earlier death, removal or resignation.

        We expect each nominee for election as a member of our Board of Directors to serve if elected.

        The principal occupation and certain other information about each nominee is set forth under the heading "BOARD OF DIRECTORS" in this proxy statement.

        Our Board of Directors unanimously recommends a vote FOR the election of each of the nominees named above. The Board of Directors urges you not to sign or return any proxy card sent to you by the Wong Entities.

 Proposal 2
Appointment of Independent Registered Public Accounting Firm

        Our Board of Directors appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

        The following table sets forth the aggregate fees billed by Ernst & Young LLP for audit services rendered in connection with the consolidated financial statements and reports for 2008 and for other services rendered related to fiscal 2008 on behalf of us, as well as all out-of-pocket costs incurred in connection with these services, which have been billed to us:

Fee Category:	2008	% of Total
	(in thousands)
Audit Fees(1)(2)	$1,059	99.9%
Audit-Related Fees(3)	—	—
Tax Fees(4)(3)	—	—
All Other Fees(5)	2	0.1%

Total Fees	$1,061	100.0%

    (1)
    Audit fees consist of fees billed for professional services rendered for the audits of our consolidated financial statements as of December 31, 2008, 2007, and 2006 and for each of the three years in the period ended December 31, 2008, the review of our consolidated financial statements for the quarterly periods included in our Registration Statement on Form 10, and other services that are normally provided by Ernst & Young LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

    (2)
    Approximately $787,000 of the total Audit Fees billed by Ernst & Young LLP related to fiscal 2008 was paid for by PDL as the costs were incurred prior to the spin-off of Facet from PDL in December 2008.

    (3)
    Audit related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under "Audit Fees." No such services were incurred in 2008.

    (4)
    Tax fees consist of tax compliance/preparation and other tax services. No such services were incurred in 2008.

    (5)
    "All Other Fees" consists of fees for accounting literature subscription services.

        Our Audit Committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit related services, tax services and other services. Our Audit Committee may delegate pre-approval authority to one or more of its members. During fiscal year 2008, our Audit Committee pre-approved all of the services rendered.

        Representatives of Ernst & Young LLP will be present at the annual meeting, will be given the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Our bylaws do not require that our stockholders ratify our appointment of Ernst & Young LLP as our independent registered public accounting firm. Our Board is seeking ratification of this appointment as a matter of good corporate practice. In the event that our stockholders do not ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm, our Audit Committee and Board will reconsider such appointment.

        Our Board of Directors unanimously recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

 RELATED PERSON TRANSACTIONS

Procedures for Approval of Related Person Transactions

        Our Audit Committee is responsible for reviewing and approving all related person transactions, including transactions with executive officers and directors, for potential conflicts of interests or other improprieties. Under SEC rules, related person transactions are those transactions to which we are or may be a party to in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, excluding, among other things, compensation arrangements with respect to employment and Board membership. Our Audit Committee would approve a related person transaction if it determined that the transaction is in our best interests.

        Our directors are required to disclose in an executive session of our Board any potential conflict of interest, or personal interest in a transaction that our Board is considering. Our executive officers are required to disclose any related person transaction to our Compliance Officer who would notify the Audit Committee of the transaction. We also poll our directors on a quarterly basis with respect to related party transactions and their service as an officer or director of other entities.

        Any director involved in a related party transaction that is being reviewed or approved must recuse himself or herself from participation in any related deliberation or decision. Whenever possible, the transaction should be approved in advance and if not approved in advance, must be submitted for ratification as promptly as practical.

        There were no transactions in 2008 and there are not any currently proposed transactions to which we were or are to be a party in which the amount involved exceeds $120,000, and in which any of our directors or executive officers or any other related person had or will have a direct or indirect material interest, other than the compensation paid to our executive officers with respect to their employment relationship with us and compensation paid to our non-employee directors for their service as members of our Board, which compensation is disclosed in this proxy statement.

 OTHER MATTERS

Code of Ethics

        We have adopted a Code of Business Conduct (the "Code of Conduct"), which constitutes a code of ethics as defined in Item 406 of SEC Regulation S-K. Our Code of Conduct applies to all our officers, directors and employees. A copy of our Code of Conduct is available on our website at www.facetbiotech.com/CodeOfConduct.

        You may also request a free copy of our Code of Conduct from:

  Facet Biotech Corporation
  Attention: Corporate and Investor Relations
  1400 Seaport Boulevard
  Redwood City, California 94063

Equity Compensation Plan Information

        As of December 31, 2008, we maintained two equity compensation plans that provide for the issuance of common stock-based awards to officers and other employees, directors and consultants. These consist of the 2008 Employee Stock Purchase Plan and 2008 Equity Incentive Plan, each of which has been approved by our stockholders. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of December 31, 2008.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by stockholders:	—	$—	4,100,000
Equity compensation plans not approved by stockholders	—	$—	0

Total	—		4,100,000

Stockholder Proposals

        As this is the first annual meeting of the Company, any notice by a stockholder to be timely must be received no later than the close of business on the 10th day following the day on which the date of the annual meeting was publicly announced, which was March 16, 2009.

        If a stockholder wishes to have a proposal considered for inclusion in our proxy statement for the 2010 Annual Meeting of Stockholders, including for a recommendation of candidates for election to our Board, the stockholder must submit the proposal to us in writing by January 6, 2010, which is the date in 2010 that is 120 calendar days before the month and day we began mailing this proxy statement to our stockholders. Proposals should be addressed to:

  Corporate Secretary
  Facet Biotech Corporation
  1400 Seaport Boulevard
  Redwood City, California 94063

        Stockholders submitting a proposal must provide certain other information as described in our bylaws. Copies of our bylaws are available online in the "Investors" section of our corporate Internet site at www.facetbiotech.com. In addition, proposals submitted for inclusion in our proxy statement must comply with Rule 14a-8 under the Securities Exchange Act of 1934.

        We did not receive from any of our stockholders a request to include any proposal in this proxy statement.

Section 16(a) Beneficial Ownership Reporting Compliance

        Our directors and executive officers are required by Section 16(a) of the Securities Exchange Act of 1934 to timely file with the SEC certain reports regarding their beneficial ownership of our common stock. These persons are also required to furnish us with copies of these reports they file with the SEC. To our knowledge, based solely on our review of such Section 16 Reports we have received and written representations from our directors and executive officers, we believe that our officers and executive officers complied with all filing requirements under Section 16(a) during 2008, with the exception of the following:

        In connection with the Spin-off, each of our directors and executive officers at the time should have filed an Initial Statement of Beneficial Ownership of Securities on Form 3 prior to the effectiveness of our Registration Statement on Form 10, which was declared effective by the SEC on December 8, 2008. Instead, each of our directors and executive officers filed their Form 3 with the SEC after the effectiveness of our Registration Statement. Each of Francis Sarena, Herb Cross, Andrew Guggenhime, Mark McCamish, Maninder Hora and Faheem Hasnain filed their Form 3 with the SEC on December 19, 2008 and each of Brad Goodwin, Jaisim Shah and Gary Lyons filed their Form 3 with the SEC on December 22, 2008.

Other Matters

        The Board of Directors has not received valid notice of any other business that will be presented at the annual meeting. If any other business is properly brought before the annual meeting, proxies in the enclosed form will be voted in respect thereof as the proxyholders deem advisable.

        It is important that the proxies be returned promptly and that your shares be represented. Stockholders are urged to mark, date, sign and promptly return the accompanying WHITE proxy card in the enclosed envelope or vote their shares by telephone or over the Internet.

Contact for Questions and Assistance in Voting

        If you have any questions or require any assistance with voting your shares, please contact:

MACKENZIE PARTNERS, INC.
105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
 Call Toll-Free (800) 322-2885
Email: yahoo@mackenziepartners.com

        If you need additional copies of this proxy statement or voting materials, you should contact MacKenzie Partners, Inc. as described above.

By Order of the Board of Directors

Francis Sarena
 Vice President, General Counsel and Secretary

April 16, 2009

Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person. Dated: Signature: Title or Authority: Signature (if held jointly): (continued from other side) , 2009 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. INTERNET www.cesvote.com • Go to the website listed above. • Have your WHITE PROXY CARD ready. • Follow the simple instructions that appear on your computer screen. TELEPHONE 1-888-693-8683 • Use any touch-tone telephone. • Have your WHITE PROXY CARD ready. • Follow the simple recorded instructions. MAIL • Mark, sign and date your WHITE PROXY CARD. • Detach your WHITE PROXY CARD. • Return your WHITE PROXY CARD. in the postage paid envelope provided. DETACH PROXY CARD HERE TO VOTE BY MAIL FOR AGAINST ABSTAIN Facet Biotech FACET BIOTECH CORPORATION 1400 SEAPORT BOULEVARD REDWOOD CITY, CA 94063 FACET BIOTECH CORPORATION The Board of Directors recommends a vote “FOR” all nominees listed and “FOR” Proposal 2. Vote On Directors 1. Election of Directors Nominees: 1. Brad Goodwin; 2. Faheem Hasnain; 3. Gary Lyons; Vote On Proposal 2. To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day. EVEN IF YOU ARE PLANNING TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND MAIL THE PROXY IN THE RETURN ENVELOPE SO THAT THE SHARES WILL BE REPRESENTED AT THE MEETING. For All Nominees Withhold Vote Authority for All Nominees For All Nominees Except WHITE PROXY If you do not wish for your shares to be voted for a particular director nominee, mark the “For All Nominees Except” box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s). You may also withhold authority to vote for one or more nominees by writing the name(s) of the nominee(s) below. 4. David R. Parkinson, M.D.; and 5. Kurt von Emster

WHITE PROXY FACET BIOTECH CORPORATION PROXY FOR ANNUAL MEETING OF STOCKHOLDERS, MAY 26, 2009 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Faheem Hasnain and Andrew Guggenhime, and each of them, as proxies for the undersigned, with full power of substitution, to represent the undersigned and to vote all of the shares of stock in Facet Biotech Corporation, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the 2009 Annual Meeting of Stockholders of the Company to be held on May 26, 2009 at 9:00 a.m. (Pacific Time), and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Company’s Proxy Statement with respect to the annual meeting, receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting. The shares represented hereby shall be voted as specified, and if no specification is made, such shares shall be voted FOR the proposals listed on the reverse side. The undersigned hereby further confers upon said proxies, and each of them, or their substitute or substitutes, discretionary authority to vote in respect to all other matters which may properly come before the meeting or any continuation or adjournment thereof. The undersigned hereby acknowledges receipt of (a) the Notice of Annual Meeting, (b) accompanying Proxy Statement and (c) an Annual Report of the Company for the fiscal year ended December 31, 2008, and hereby expressly revokes any and all proxies heretofore given or executed by the undersigned with respect to the shares of stock represented by this Proxy, and by filing this Proxy with the Secretary of the Company, gives notice of such revocation. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.